Exhibit 10.29

Portions of this Exhibit 10.29 have been omitted based upon a request for confidential treatment. This Exhibit, including the non-public information, has been filed separately with the Securities and Exchange Commission. "[***]" designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

COLLABORATION AGREEMENT

by and among

Cyberkinetics Neurotechnology Systems, Inc.,

NEUROMetrix, Inc.,

And

PNIR, LLC

February 19, 2008

- i -

- ii -

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT ("Agreement"), dated as of February 19, 2008 (the "Effective Date"), is made by and among Cyberkinetics Neurotechnology Systems, Inc., a Delaware corporation having its principal place of business at 100 Foxborough Boulevard, Suite 240, Foxborough, Massachusetts 02035 ("Cyberkinetics"); NEUROMetrix, Inc., a Delaware Corporation having its principal place of business at 62 Fourth Avenue, Waltham, Massachusetts 02451 ("NEUROMetrix"); and PNIR, LLC, a Delaware Limited Liability Company having its principal place of business at 62 Fourth Avenue, Waltham, Massachusetts 02451 (the "Company"; Cyberkinetics, NEUROMetrix and the Company are sometimes referred to herein individually as a "Party" and sometimes referred to herein collectively as the "Parties").

R E C I T A L S

A. Cyberkinetics, among other activities, is currently developing the Andara™ Oscillating Field Stimulator (OFS™) device technology platform to treat a wide range of nervous system injuries, disorders and conditions.

B. NEUROMetrix has expertise in the areas of detection, measurement, diagnosis and treatment of a wide range of peripheral neurological conditions.

C. The Company has been organized by Cyberkinetics and NEUROMetrix as a joint venture to engage in research and development activities in the Field (as herein defined) and to develop and commercialize the Collaboration Products (as herein defined) throughout the world.

NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

"Affiliate" with respect to the specified Party, shall mean any corporation or other entity which controls, is controlled by, or is under common control with such Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity. Notwithstanding the foregoing, each Party is hereby deemed not to be an "Affiliate" of any other Party for the purposes of this Agreement.

"Collaboration Product" shall mean any product or process for use in the Field that is the subject of the activities described in the Development Plan, or that otherwise arises in connection with the Parties' performance of their obligations under the Development Plan (including without limitation, the Parties' direct performance of such obligations and the performance of such obligations by any subcontractor), as such products or processes may be improved or modified during the term of this Agreement.

"Commercialization Costs" shall mean the direct variable costs and direct fixed costs incurred by Cyberkinetics, NEUROMetrix, or any of their Affiliates, on or after the Effective Date, to perform, or to have performed by a subcontractor approved by the Company, such Party's obligations under the Commercialization Plan, to the extent such costs conform to the budget in the Commercialization Plan for such activities or otherwise approved in writing by the Steering Committee. For purposes of this definition: (i) "direct variable costs" shall mean and include: (a) charges for the cost of labor, raw materials, supplies and other resources directly and reasonably consumed in the conduct of the Commercialization Plan, (b) amounts paid to subcontractors approved by the Company to perform a Party's obligations under the Commercialization Plan, (c) amounts paid or payable by Cyberkinetics or its Affiliates to Third Parties for access to or use of intellectual property rights approved by the Steering Committee, including without limitation, intellectual property rights that are subject, as of the Effective Date, to a license agreement listed and designated as a "License" on Schedule A, which agreements are hereby deemed to be approved by the Steering Committee for purposes of this Agreement and (d) amounts paid or payable by NEUROMetrix or its Affiliates to Third Parties for access to or use of intellectual property rights approved by the Steering Committee, including without limitation, intellectual property rights that are subject, as of the Effective Date, to a license agreement listed on Schedule C, which agreements are hereby deemed to be approved by the Steering Committee for purposes of this Agreement; provided that: (1) the foregoing amounts payable under the agreements listed and designated as a "License" on Schedule A and agreements listed on Schedule C, respectively, shall not include payments under such agreements specifically for access to or use of intellectual property rights which are added to any such agreements after the Effective Date, (2) the foregoing amounts shall only include payments that are on account of the sale of Collaboration Products, (3) the foregoing amounts shall only be included within the definition of "Commercialization Costs" to the extent they equal but do not exceed a total of [***] of the Net Sales of the relevant Collaboration Product, and (4) for avoidance of doubt, all such amounts in excess of such [***] cap (excluding payments specifically for access to or use of intellectual property rights which may be added to such an agreement after the Effective Date as approved hereunder by the Steering Committee), shall be and remain Cyberkinetics's obligation in the case of agreements designated as a "License" on Schedule A and shall be and remain NEUROMetrix's obligation in the case of agreements listed on Schedule C, and (ii) "direct fixed costs" shall mean and include the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs incurred in connection with a Party's performance of its obligations under the Commercialization Plan, allocated based upon the proportion of such costs directly attributable to such performance, or by such other method of cost allocation as may be approved by the Steering Committee. All cost determinations made hereunder shall be made in accordance with United States generally accepted accounting principles, consistently applied. Notwithstanding the foregoing clauses "(i)(c)" and "(i)(d)", all maintenance fees that become payable (x) under that certain License Agreement between Cyberkinetics and Purdue Research Foundation, dated February 28, 2005, including for example the fees described in Section 4.3 of that agreement, shall be and remain payable by Cyberkinetics and shall not be includable as "Commercialization Costs" nor otherwise shared with the Company or NEUROMetrix and (y) under any agreements identified on Schedule C shall be and remain payable by NEUROMetrix and shall not be includable as "Commercialization Costs" nor otherwise shared with the Company or Cyberkinetics.

"Commercialization Plan" shall mean the comprehensive plan for the commercialization of each Collaboration Product, as more specifically described in Section 6.02(a) of this Agreement.

"Commercially Reasonable and Diligent Efforts" shall mean that level of effort and care which, consistent with the exercise of prudent scientific and business judgment, would be applied by other US-based companies within the medical device industry to develop and commercialize a medical device product that is at a similar stage of development and has similar commercial potential, including without limitation, that such activities are performed in accordance with this Agreement, the Transaction Agreements and all applicable laws and regulations.

"Company's Operating Agreement" shall mean the Limited Liability Company Agreement of even date herewith between Cyberkinetics and NEUROMetrix.

"Control" shall mean, when used in reference to a specified Patent Right or Technology, the right of a Party or one of its Affiliates to grant a right or license in or to such Patent Right or Technology, as provided in this Agreement, without breaching a contractual obligation to a Third Party.

"Cyberkinetics Licensors" shall mean the licensors of Patent Rights licensed to Cyberkinetics and included in the Cyberkinetics Patent Rights sublicensed to the Company. Cyberkinetics Licensors as of the Effective Date are listed on Schedule A attached hereto.

"Cyberkinetics Manufacturing Know-How" shall mean all Manufacturing Know-How owned or Controlled by Cyberkinetics or any of its Affiliates, now or at anytime during the term of this Agreement, that relates to or is useful in the Field.

"Cyberkinetics Patent Rights" shall mean all Patent Rights owned or Controlled by Cyberkinetics or any of its Affiliates, as of the Effective Date or at anytime during the term of this Agreement, to the extent that such Patent Rights claim an invention or technology relating to or useful in the Field, including, without limitation, the patent applications and patents listed on Schedule B attached hereto.

"Cyberkinetics Technology" shall mean all Technology owned or Controlled by Cyberkinetics or any of its Affiliates, now or at anytime during the term of this Agreement, that relates to or is useful in the Field.

"Development Costs" shall mean the direct variable costs and direct fixed costs incurred by Cyberkinetics, NEUROMetrix, or any of their Affiliates, on or after the Effective Date, to perform, or to have performed by a subcontractor approved by the Company, such Party's obligations under the Development Plan, to the extent such costs conform to the budget in the Development Plan for such activities or otherwise approved in writing by the Steering Committee. For purposes of this definition: (i) "direct variable costs" shall mean and include: (a) charges for the cost of labor, raw materials, supplies and other resources directly and reasonably consumed in the conduct of the Development Plan and (b) amounts paid to subcontractors approved by the Company to perform a Party's obligations under the Development Plan and (ii) "direct fixed costs" shall mean and include the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs incurred in connection with a Party's performance of its obligations under the Development Plan, allocated based upon the proportion of such costs directly attributable to such performance, or by such other method of cost allocation as may be approved by the Steering Committee. All cost determinations made hereunder shall be made in accordance with United States generally accepted accounting principles, consistently applied.

"Development Plan" shall mean the comprehensive plan and budget for the development of each Collaboration Product under the Development Program, as more specifically described in Section 5.01(b) of this Agreement.

"Development Program" shall mean the activities conducted, or to be conducted, in the performance of the Development Plan for each Collaboration Product.

"Effective Date" shall mean the date appearing in the first paragraph of this Agreement.

"Existing Cyberkinetics Patent Rights" shall mean all Patent Rights owned or Controlled by Cyberkinetics or any of its Affiliates, as of the Effective Date, to the extent that such Patent Rights claim an invention or technology relating to or useful in the Field.

"Existing NEUROMetrix Patent Rights" shall mean all Patent Rights owned or Controlled by NEUROMetrix or any of its Affiliates, as of the Effective Date, to the extent that such Patent Rights claim an invention or technology relating to or useful in the Field.

"FDA" shall mean the United States Food and Drug Administration, any successor agency, or the regulatory authority of any country other than the United States with responsibilities comparable to those of the United States Food and Drug Administration.

"Field" shall mean the treatment of peripheral nervous system injury, disease or disorders, in humans, with an electrical field; provided, however, the term Field shall not include (a) the treatment of injury, disease or disorders in humans that do not originate from the peripheral nervous system and affect, in substantially the same manner, both the central nervous and peripheral nervous systems, (b) the treatment of central nervous system injury, disease or disorders in humans, (c) the treatment of peripheral nervous system injury, disease or disorders with drugs (whether chemical compounds or biologics), alone as a drug product, or as an active ingredient in a single product consisting of a drug and a medical device (for avoidance of doubt, the phrase "single product" as used in this definition means that the drug and medical device as configured for sale cannot feasibly be divided by the purchaser for use separately) even if such product's safety or efficacy is believed to rely in part on the use of an electrical field or (d) the diagnosis or treatment of peripheral nervous system injury, disease or disorders in humans with quantitative localization of the peripheral nerve and without using an electrical field as part of the therapy.

"Knowledge" with respect to NEUROMetrix shall mean the actual knowledge, without independent investigation, of Shai N. Gozani, W. Bradford Smith, Xuan Kong, Michael L. Williams and Charles Fendrock, and, with respect to Cyberkinetics shall mean the actual knowledge, without independent investigation, of Timothy Surgenor, Mark Carney, J. Christopher Flaherty, Jessica Duda and Kurt Kruger.

"Manufacturing Know-How" shall mean all information, data, processes, know-how, techniques, inventions, discoveries, improvements, practices, methods, knowledge, skill, experience, and other technology, whether or not patentable or copyrightable, and any and all intellectual property rights appurtenant thereto, including without limitation, Patent Rights, copyrights, and trade secrets, in each case, relating to the manufacture, in-process and release testing, packaging, storage and transportation of products, including without limitation, ingredient and component lists, supplier lists, raw material, in-process and finished product specifications, acceptance criteria, manufacturing records, standard operating procedures, engineering plans, installation, operation and process qualification protocols for equipment and facilities, validation records, quality programs, master files submitted to the FDA, process validation reports, environmental monitoring processes, test data including clinical test data, cost data and employee training materials.

"NEUROMetrix Licensors" shall mean the licensors of Patent Rights licensed to NEUROMetrix and included in the NEUROMetrix Patent Rights sublicensed to the Company. NEUROMetrix Licensors as of the Effective Date are listed on Schedule C attached hereto.

"NEUROMetrix Manufacturing Know-How" shall mean all Manufacturing Know-How owned or Controlled by NEUROMetrix or any of its Affiliates, now or at anytime during the term of this Agreement, that relates to or is useful in the Field.

"NEUROMetrix Patent Rights" shall mean all Patent Rights owned or Controlled by NEUROMetrix or any of its Affiliates, as of the Effective Date or at anytime during the term of this Agreement, to the extent that such Patent Rights claim an invention or technology relating to or useful in the Field, including, without limitation, the patent applications and patents listed on Schedule D attached hereto.

"NEUROMetrix Technology" shall mean all Technology owned or Controlled by NEUROMetrix or any of its Affiliates, now or at anytime during the term of this Agreement, that relates to or is useful in the Field.

"Net Sales" with respect to a product shall mean the gross invoiced sales price of such product billed to independent Third Party customers, including without limitation distributors, in bona fide arms-length transactions, less, for purposes only of calculating the payments set forth in Article XIII, to the extent such amounts are included in the gross invoiced sales price, actual: (a) freight and insurance costs incurred in transporting such product to such customers; (b) quantity, cash and other trade discounts actually allowed and taken; (c) customs duties, surcharges and taxes and other governmental charges incurred in connection with the exportation or importation of such product in final form; (d) bad debt expense; (e) amounts repaid or credited by reason of rejections or retroactive price reductions; (f) amounts incurred resulting from governmental mandated rebate or discount programs; and (g) Third Party rebates and chargebacks actually allowed and taken, including hospital buying group chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates. The amount of Net Sales for any period shall be determined on the basis of sales recorded in such period in accordance with United States generally accepted accounting principles, consistently applied. The transfer of a product to Cyberkinetics or NEUROMetrix (or one of their Affiliates) shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price to the first Third Party customer, less the foregoing deductions, as applicable.

"Patent Rights" shall mean: (i) all patents, patent applications, certificates of invention, applications for certificates of invention, and supplemental protection certificates, (ii) all extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, re-examinations or renewals of any of the items listed in the foregoing clause "(i)" and (iii) all foreign (ex-US) counterparts of any of the items listed in the foregoing clause "(i)" and "(ii)".

"Program" shall mean the collaboration among the Company, Cyberkinetics and NEUROMetrix described in this Agreement.

"Program Costs" shall mean all Development Costs and Commercialization Costs.

"Program Management Team" shall mean the joint team composed of representatives of Cyberkinetics and NEUROMetrix described in Section 8.01(a) of this Agreement.

"Regulatory Approvals" shall mean all approvals from regulatory authorities in any country required to develop, test, manufacture, market, import, distribute, sell and use a Collaboration Product in any such country, including without limitation, any 510K or Premarket Approval Application (PMA) filed with the FDA, any establishment license application filed with the FDA to obtain approval of the facilities and equipment to be used to manufacture a Collaboration Product, any device master file filed with FDA, regulatory filings that are equivalent to each of the foregoing examples that are made with any agency or authority of a governmental entity outside of the United States having similar authority to the FDA, and any product pricing approvals, where applicable.

"Steering Committee" shall mean the governing body of the Company composed of representatives of Cyberkinetics and NEUROMetrix as described in Section 8.02(a) of this Agreement.

"Technology" shall mean all information, data, processes, know-how, techniques, inventions, discoveries, improvements, practices, methods, knowledge, skill, experience, and other technology, in each case that is unpatented or unpatentable, and any and all intellectual property rights appurtenant thereto, including without limitation, copyrights, trade names, trademarks, service marks and trade secrets.

"Third Party" shall mean any entity other than the Company, Cyberkinetics or NEUROMetrix (and their respective Affiliates).

"Transaction Agreements" shall mean and include the Company's Operating Agreement and any and all other written agreements entered into be and between any of the Parties and relating to the performance of the Program, including without limitation, the Marketing Agreement, the Services Agreement and the Manufacturing Agreement.

ARTICLE II

SCOPE AND STRUCTURE OF THE COLLABORATION

Section 2.01. General.

 Cyberkinetics and NEUROMetrix have formed the Company to research the viability of the use of an electrical field to treat peripheral nerve injuries, diseases and disorders in humans and, assuming such research demonstrates the viability thereof, as well as safety and efficacy of such treatment, to develop and commercialize Collaboration Products throughout the world. The Company will undertake the Development Program for each of the Collaboration Products, with each of the Parties assuming responsibility for those portions of the Development Program allocated to it under the Development Plan and this Agreement, and as the Parties may otherwise agree upon in writing. Upon completion of the Development Program (and assuming the viability of the treatment with an electrical field is demonstrated), Cyberkinetics will manufacture the Collaboration Products for commercial sale by the Company, and NEUROMetrix will market and sell the Collaboration Products as agent for and on behalf of the Company, on the terms and conditions provided for in the Commercialization Plan and this Agreement, and as the Parties may otherwise agree upon in writing.

Section 2.02. Exclusive Relationship and Non-Competition.

(a) Basic Restrictions. During the term of this Agreement, neither the Company, Cyberkinetics nor NEUROMetrix (nor any of their Affiliates) shall independently, or with a Third Party, engage in the commercialization, manufacture, marketing, sale or distribution of, any products for use in the Field, other than as part of the Program. In addition, during the two-year period following termination of this Agreement under Section 13.02(a) or Section 13.02(b), the Party whose breach of this Agreement led to a termination under Section 13.02(a) or the Party that elects to terminate this Agreement under Section 13.02(b), as applicable, and such Party's Affiliates, shall not independently, or with a Third Party, conduct research regarding, or engage in the development, commercialization, manufacture, marketing, sale or distribution of, any products in the Field. The restrictions set forth in this Section 2.02(a) shall survive the termination of this Agreement as and to the extent set forth herein.

(b) Competitive Product Restrictions. During the term of this Agreement, neither Cyberkinetics nor NEUROMetrix, nor any of their respective Affiliates (in each case the "Restricted Party"), shall independently, or with or through a Third Party, sell or otherwise commercialize, or use for commercial purposes, a product to treat peripheral nerve injury, disease or disorders, if such product's safety or efficacy is reasonably believed to rely in material part on the use of an electrical field (each a "Competitive Product"), even if such product consists in part of a drug (whether chemical compounds or biologics), except in connection with the Research Program or as provided in this Section 2.02(b).

(i) Right of First Negotiation. The Company shall have a right of first negotiation with respect to each Competitive Product as follows.

(ii) Competitive Products. If at anytime during the term, the Restricted Party desires to sell or otherwise commercialize, or use for commercial purposes, a Competitive Product, the Restricted Party shall so notify the Company and those two Parties shall negotiate in good faith towards a license, co-promotion, asset sale or similar agreement pursuant to which the Company and the Restricted Party would engage in such activities. If such Parties fail to enter into a license, co-promotion, asset sale or similar agreement, the Restricted Party shall be prohibited from continuing forward with the sale, or other commercialization, or use for commercial purposes, of such Competitive Product except as provided in this Section 2.02(b). Specifically, if the Restricted Party desires to sell or otherwise commercialize, or use for commercial purposes a Competitive Product, before commencing such activities, the Restricted Party will notify the Company of its desire and will provide the Company with a notice identifying the Competitive Product and an outline of the planned activities (i.e., a proposed plan for commercialization, or a proposal to sell the rights to the Competitive Product). If the Company notifies the Restricted Party in writing of its election to pursue a license, co-promotion, asset sale or similar agreement for such Competitive Product within twenty (20) days after the Company's receipt of such notice, the Restricted Party and the Company shall enter into good faith negotiations with respect to such an agreement for a period of ninety (90) days following the Restricted Party's receipt of such election from the Company (the "Negotiation Period"). During the Negotiation Period, the Company may present one or more term sheets to the Restricted Party (each a "Company Term Sheet") and the Restricted Party will either agree to a Company Term Sheet and the Parties will move forward to negotiate a definitive agreement based on such term sheet, or the Restricted Party will promptly provide a counter-offer term sheet to the Company (the "Counter Offer"). During the Negotiation Period, the Restricted Party may revise the terms and conditions of the Counter Offer to the Company.

(iii) Access to Information. During the Negotiation Period, the Restricted Party shall promptly provide the Company with additional information available to the Restricted Party that is related to the Competitive Product that would be subject to the license, and reasonable access to personnel and facilities, as reasonably requested by the Company as part of its due diligence with respect to such license. Such disclosure of information shall be subject to suitable confidentiality and non-use restrictions to be negotiated by the parties at such time.

(iv) Failure to Reach Agreement; the Restricted Party's Right to Negotiate. If the Company does not provide the Restricted Party with such notice of its election to pursue a license, co-promotion, asset sale or similar agreement within the thirty (30) day period after receipt of a notice as described in Section 2.02(b)(ii), the Restricted Party will then be free to enter into negotiations with any Third Party, and the Restricted Party shall have the right to enter into an agreement with respect to the Competitive Product generally in accordance with the terms set forth in the proposed plan for commercialization or proposal to sell the rights to the Competitive Product. If the Company does pursue an agreement as set forth in Section 2.02(b)(ii), but, despite the Parties' compliance with such Section 2.02(b)(ii), the Restricted Party and the Company do not reach an agreement during the Negotiation Period, then the Restricted Party will then be free to enter into negotiations with any Third Party regarding such an agreement for such Competitive Product, provided that such agreement shall have the same scope and general terms as included in the last Counter Offer of the Restricted Party delivered to the Company under Section 2.02(b)(ii), subject to the provisions set forth in Section 2.02(b)(v).

(v) Limitation on the Restricted Party's Right to Enter Agreements with a Third Party. The Restricted Party shall not enter into any such agreement with a Third Party for a Competitive Product on terms and conditions which, when taken as a whole, are materially less favorable to the Restricted Party than the terms and conditions set forth in the last Counter Offer offered by the Restricted Party to the Company as described in Section 2.02(b)(ii).

(vi) Continued Effectiveness of the Company Rights. In the event that the Restricted Party has not entered into an agreement with a Third Party with respect to the Competitive Product as permitted under Section 2.02(b)(v) within six (6) months following the end of a Negotiation Period, then thereafter, if the Restricted Party desires to enter into such an agreement, the Restricted Party will first notify the Company of its desire and the procedure described in this Section 2.02(b) shall apply again.

(c) The provisions of each of the foregoing subsections of this Section 2.02 shall be deemed to be separate and independent restrictions.

ARTICLE III

GRANTS AND RESERVATIONS OF RIGHTS

Section 3.01. Licenses of Rights by Cyberkinetics and NEUROMetrix to the Company.

(a) Grant by Cyberkinetics. Except as otherwise expressly provided herein, Cyberkinetics hereby grants to the Company the exclusive, worldwide, irrevocable (during the term of this Agreement and thereafter to the extent specifically provided in Article XIII hereof), royalty-free (except for the obligation to pay amounts to Cyberkinetics as "Commercialization Costs" in reimbursement of amounts paid by Cyberkinetics to Cyberkinetics Licensors to the extent triggered by or on account of the activities of the Company) right and license, with the right to grant sublicenses, under the Cyberkinetics Patent Rights, the Cyberkinetics Technology and the Cyberkinetics Manufacturing Know-How, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products. In addition to the foregoing, during the term of the Agreement, Cyberkinetics hereby grants to the Company a non-exclusive and royalty-free license to use, and have used, any of the following trademarks in connection with any of the Collaboration Products and the distribution, marketing and sale thereof by the Company, or by NEUROMetrix on behalf of the Company (collectively, the "Licensed Uses"): Andara™ Oscillating Field Stimulator™ and Andara™ OFS™ and OFS™ (the "Licensed Trademarks"). The Company and NEUROMetrix shall perform all acts reasonably requested by Cyberkinetics to assure that the nature and quality of the Company's use of the Licensed Trademarks are consistent with and do not detract from the goodwill associated with the Licensed Trademarks. All use of the Licensed Trademarks and the goodwill associated therewith shall inure to the benefit of Cyberkinetics. Neither the Company nor NEUROMetrix shall file any application to register any Licensed Trademark, in whole or in part, or any mark that is confusingly similar to any Licensed Trademark, at any time during the term of the Agreement or thereafter. Neither the Company nor NEUROMetrix shall, during the term of the Agreement or thereafter, challenge Cyberkinetics' or its affiliates' title to or rights in the Licensed Trademarks. The Company shall ensure that the Licensed Trademarks are: (a) used in conjunction with the ® or ™ designations as directed by Cyberkinetics; (b) not modified in any manner without the prior written consent of Cyberkinetics; (c) used alone without any other terms or designs which may detract from the Licensed Trademarks; and (d) reproduced according to specifications that may be provided from time to time by Cyberkinetics.

(b) Grant by NEUROMetrix. Except as otherwise expressly provided herein, NEUROMetrix hereby grants to the Company the exclusive, worldwide, irrevocable (during the term of this Agreement and thereafter to the extent specifically provided in Article XIII hereof), royalty-free (except for the obligation to pay amounts to NEUROMetrix as "Commercialization Costs" in reimbursement of amounts paid by NEUROMetrix to NEUROMetrix Licensors to the extent triggered by or on account of the activities of the Company) right and license, with the right to grant sublicenses, under the NEUROMetrix Patent Rights, NEUROMetrix Technology and the NEUROMetrix Manufacturing Know-How, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products.

(c) Sublicense Rights. Except as provided in Section 3.02, the Company shall not grant any sublicenses of any of the rights granted under this Section 3.01 without the prior written consent of the Steering Committee.

Section 3.02. Sublicenses of Rights from the Company to Cyberkinetics and NEUROMetrix.

 The Company hereby grants to each of Cyberkinetics and NEUROMetrix a non-exclusive, worldwide, irrevocable, royalty-free right and sublicense under the Patent Rights, Technology and Manufacturing Know-How licenses granted to it pursuant to Section 3.01 solely to the extent required to permit such Party (and its permitted subcontractors) to perform its duties under this Agreement in connection with the Program.

Section 3.03. Ancillary Rights.

 Anything herein to the contrary notwithstanding, Cyberkinetics and NEUROMetrix shall both have the right and license hereunder during the term of this Agreement to make, have made and use Collaboration Products for research purposes.

Section 3.04. License to Joint Inventions.

 Company hereby grants to Cyberkinetics the exclusive, worldwide, irrevocable, royalty-free right and license, with the right to grant sublicenses, under the Joint Inventions (defined in Section 9.01(a)) to develop, make, have made, use, offer for sale, sell, have sold, import and export products and services to diagnose and treat spinal cord injuries, diseases and disorders in humans. Company hereby grants to NEUROMetrix the exclusive, worldwide, irrevocable, royalty-free right and license, with the right to grant sublicenses, under the Joint Inventions to develop, make, have made, use, offer for sale, sell, have sold, import and export products and services to diagnose and treat peripheral nerve injuries, diseases or disorders with the injection of a therapeutic agent or agents.

Section 3.05. Non-Impairment.

 Cyberkinetics and NEUROMetrix hereby covenant and agree that neither of them shall take any action, or fail to take any reasonable action, that, in either case, would impair or limit, in any material respect, the scope or enforceability of the licenses or other rights granted under this Agreement (including without limitation the licenses granted in this Article III and the rights and licenses granted in Article XIII) or that would impair or limit in any material respect such Party's ability to perform its obligations hereunder and under the other Transaction Documents, including for example, terminating, or breaching (and failing to cure such breach), any agreement listed on Schedule A or Schedule C, or any other agreement pursuant to which one of the Parties obtained access to intellectual property rights, for use hereunder, as approved by the Steering Committee.

ARTICLE IV

CAPITAL CONTRIBUTIONS; FINANCIAL ARRANGEMENTS

Section 4.01. Program Funding Commitments

(a) NEUROMetrix's Program Funding Commitment. Subject to the terms and conditions set forth herein, NEUROMetrix hereby undertakes to make capital contributions to the Company in an amount equal to the Program Costs incurred during the term of this Agreement up to a maximum of two million dollars ($2,000,000) as an initial funding contribution (the Program Costs incurred over such period, subject to the referenced cap, is the "NEUROMetrix Initial Funding Commitment") plus (ii) fifty percent (50%) of the Program Costs incurred by the Company after the NEUROMetrix Initial Funding Commitment has been reached. NEUROMetrix' first capital contribution shall be paid within fifteen (15) days after the approval of the initial Development Plan by the Steering Committee. Such capital contribution shall be in an amount equal to the operating budget of the Company, as set forth in the initial Development Plan and approved by the Steering Committee, for the first quarter of the Company's operations. All other NEUROMetrix capital contributions hereunder shall be payable on a quarterly basis, as required to fund NEUROMetrix' share of the budget under the Development Plan for the next quarter annual period, such amounts being due and payable no later than fifteen (15) days in advance of the commencement of the relevant quarter annual period.

(b) Cyberkinetics's Program Funding Commitment. Subject to the terms and conditions set forth herein, Cyberkinetics hereby undertakes to make capital contributions to the Company sufficient to pay fifty percent (50%) of all Program Costs incurred by the Company after the NEUROMetrix Initial Funding Commitment has been reached. All Cyberkinetics capital contributions hereunder shall be payable on a quarterly basis, as required to fund Cyberkinetics' share of the budget under the Development Plan for the next quarter annual period, such amounts being due and payable no later then fifteen (15) days in advance of the commencement of the relevant quarter annual period.

(c) External Funding. The Company may receive grants, awards and other funding from government and not-for-profit organization sources. Any such grants, awards and funding shall equally offset (50% to Cyberkinetics and 50% to NEUROMetrix) the funding commitments of each of the Parties as set forth in clauses (a) and (b) above, and such funding commitments shall be adjusted accordingly; provided that such amounts shall not be used to reduce NEUROMetrix required cash capital contributions unless NEUROMetrix has already made two million dollars ($2,000,000) in total capital contributions. The Company shall reimburse Cyberkinetics and NEUROMetrix for reasonable out-of-pocket expenses directly incurred by either of them in connection with securing any such funding as follows: all reasonable out-of-pocket expenses directly incurred between November 13, 2007 and the Effective Date shall be reimbursed but, after the Effective Date, only amounts approved by the Steering Committee for such efforts shall be reimbursable under this Section.

(d) Expense Reimbursement. After the Effective Date, any Program Costs paid directly by Cyberkinetics or NEUROMetrix (or any of their Affiliates) to any Third Party, in accordance with the Development Plan, the Commercialization Plan or otherwise pursuant to the authorization of the Steering Committee, shall be reimbursed by the Company, or offset against the funding requirements of the respective Parties as set forth in clauses (a) and (b) above, on a quarterly basis, upon presentation to the Company of reasonably sufficient evidence of such expenditure. For avoidance of doubt, to the extent that costs incurred by NEUROMetrix or Cyberkinetics to provide goods or services to the Company in accordance with the Development Plan or Commercialization Plan are properly categorized as Program Costs, such amounts shall be paid to NEUROMetrix or Cyberkinetics, as applicable, in accordance with this Agreement, or any Transaction Agreement, as applicable.

Section 4.02. Distribution of Net Profits.

 The net profits of the Company shall be allocated to Cyberkinetics and NEUROMetrix as set forth in the Company's Operating Agreement.

Section 4.03. Audit.

 Each of Cyberkinetics and NEUROMetrix shall keep and maintain proper and complete records and books of account documenting all Program Costs incurred by it. Each Party shall permit independent accountants retained by the other Parties to have access to its records and books for the sole purpose of determining the appropriateness of Program Costs charged by the non-auditing Party hereunder. Such examination shall be conducted during regular business hours and upon reasonable notice, at the auditing Party's own expense, and no more than once in each calendar year during the term of this Agreement and once during the three (3) calendar years following the termination hereof. If such examination reveals that such Program Costs have been overstated, any overpayment shall be promptly refunded by the overpaid Party to the Company. The auditing Party shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an overcharge of ten percent (10%) or more for the period examined, in which case the Party who received such overpayment shall pay all reasonable costs and expenses incurred by the auditing Party in the course of making such determination, including the fees and expenses of the accountant.

ARTICLE V

THE DEVELOPMENT PROGRAM

Section 5.01. Conduct of the Development Program.

(a) General. The Company, Cyberkinetics and NEUROMetrix each agree to use Commercially Reasonable and Diligent Efforts to perform their obligations under this Agreement, the Transaction Agreements, the Development Plan and the Commercialization Plan as they relate to each Collaboration Product. Neither NEUROMetrix nor Cyberkinetics shall be required to undertake activities in furtherance of the Development Plan or Commercialization Plan if, and for so long as, the other Party is in breach of its obligation to contribute capital to the Company as required by the provisions of this Agreement. The Parties each agree to notify the other Parties regarding the terms and conditions of any licenses and other agreements governing any Party's right to use any Patent Rights and Technology used in connection with the Program and each Party agrees to comply with any such terms and conditions to the extent applicable to such Party.

(b) Development Plan. The Development Program shall be conducted by the Company under a Development Plan which shall describe (i) the initial research activities to be undertaken by the Company to determine if an electrical field has potential therapeutic use in the treatment of peripheral nerve injury, disease or disorder, (ii) the process by which the key specifications of a prototype electrical field device for use in the treatment of peripheral nerve injury, disease or disorder will be determined and specified, and (iii) the proposed overall program of development of the Collaboration Products, including preclinical studies, clinical studies and regulatory plans and other key elements necessary to obtain Regulatory Approvals for each Collaboration Product. The Development Plan shall include a budget for all development activities proposed for each Collaboration Product, such budget to be as detailed as reasonably possible in light of the stage of development of each such Collaboration Product.

(c) Initial and Updated Development Plan. Within sixty (60) days after the Effective Date, the Program Management Team shall submit to the Steering Committee for review and approval the definitive initial Development Plan for the period beginning on the Effective Date and ending on December 31, 2008, upon which approval such definitive initial Development Plan shall be signed by an authorized representative of each of Cyberkinetics and NEUROMetrix. The Development Plan shall be updated annually by the Program Management Team and submitted to the Steering Committee for review and approval not later than forty-five (45) days prior to January 1 of each year during the Development Program. Each such updated Development Plan shall include (i) an outline of the major research activities which are to be undertaken, and the personnel that will be used for such research, (ii) when Collaboration Products are known and specified, an overall development plan for each Collaboration Product which sets forth all major development tasks remaining to be accomplished prior to submission of filings for Regulatory Approvals, (iii) a detailed description and budget for the research and development activities proposed for the forthcoming calendar year and (iv) until the initial Commercialization Plan is submitted in accordance with Section 6.02, an overall plan which sets forth all major tasks remaining to be accomplished prior to submission of filings for Regulatory Approval. The Program Management Team shall be primarily responsible for preparing the annual updates to the Development Plan and, in connection with the preparation of such updates, shall consult with Cyberkinetics and NEUROMetrix regarding the identification, timing and execution of and budget for the major tasks and detailed activities required to perform the updated Development Plan. The members of the Program Management Team shall actively consult with one another throughout the term of the Development Plan so as to adjust the specific work performed under the Development Plan to conform to evolving developments in technology and the results of the development work performed. While minor adjustments to the Development Plan may be made from time to time upon approval of the Program Management Team, significant changes in the scope or direction of the work and any changes in funding exceeding [***] of the total amount budgeted in any calendar year must be approved by the Steering Committee, in the absence of which approval the most recently approved Development Plan shall remain in effect.

(d) Execution and Performance. The Development Plan shall allocate among the Parties responsibility for each of the activities described therein. The Parties shall use Commercially Reasonable and Diligent Efforts to conduct the activities described in the Development Plan. The Steering Committee will supervise and coordinate the execution by the parties of their obligations with respect to the Development Plan with the Program Management Team supporting the Steering Committee in performing such role.

(e) Attendance at Regulatory Meetings. Each Party shall provide the other Parties with prior written notice of all meetings between representatives of the notifying Party and regulatory authorities regarding any matters that might reasonably be expected to impact a Party's ability to perform its obligations hereunder, or the development or commercialization of a Collaboration Product, including without limitation, matters relating to clinical studies, quality programs, manufacturing operations or facilities related to the Program or any Collaboration Product. Except as otherwise provided herein, the Party receiving such notice shall have the right to have representatives present at all such meetings.

Section 5.02. Development Information.

(a) Reports and Information Exchange. The Company shall own all clinical trial data accumulated from all clinical trials of Collaboration Products. Each of Cyberkinetics and NEUROMetrix shall use Commercially Reasonable and Diligent Efforts to disclose to the Company and to the other Parties all material information relating to any Collaboration Product promptly after it is learned or its materiality is appreciated. The Company shall maintain the database of clinical trial data accumulated from all clinical trials of Collaboration Products and of adverse event information for all such Collaboration Products. Each of Cyberkinetics and NEUROMetrix shall have a permanent (during the term of this Agreement and thereafter) and irrevocable right of access and reference to all such clinical trial data for use outside the Field, subject to the exclusive licenses granted in Section 3.04. At the request of either Cyberkinetics or NEUROMetrix, such data shall be provided to the requesting Party in a computer readable format by the Company, to the extent available, and the Company shall also assist in the transfer and validation of such data to the receiving Party. Each Party shall also keep the Program Management Team informed as to its progress in the Development Plan. Within sixty (60) days following the end of each calendar quarter during the Development Program, each of Cyberkinetics and NEUROMetrix shall provide to the Company and to the other Party a reasonably detailed written report which shall describe the progress to date of all activities for which such Party was allocated responsibility during such quarter under the Development Plan.

(b) Adverse Event Reporting. Each of Cyberkinetics and NEUROMetrix shall notify the Company and the other Party of any potential adverse event information relating to any Collaboration Product as and when required to enable such Party to comply with any and all applicable laws and regulations.

(c) Clinical and Regulatory Audits. Each of Cyberkinetics and NEUROMetrix shall permit the Company and the other Party or the representatives of the Company or the other Party to have access, at the auditing Party's own expense, no more than once in each calendar year during the term of this Agreement, to the non-auditing Party's records and facilities relating to the Development Program for the purpose of monitoring compliance with the requirements of this Agreement, the Transaction Agreements, current Good Clinical Practice regulations promulgated by FDA (and foreign equivalents thereto) and other applicable laws and regulations.

Section 5.03. Regulatory Approval Filings.

 Regulatory Approval filings for the Collaboration Products shall be filed in the name of the Company to the extent permitted by the FDA and otherwise in the name of such other Party as the Steering Committee shall determine. Prior to submission to the FDA, the Parties, through the Program Management Team, shall consult, cooperate in preparing and mutually agree on the content and scope of the Regulatory Approval filings. If and for so long as the FDA does not permit the Company to file and own all Regulatory Approvals in its own name, (i) Regulatory Approval filings shall be made in the name of such other Party as may be designated by the Steering Committee, (ii) such designated Party shall hold the licenses issued in respect of such Regulatory Approval filings and maintain control over the manufacturing facilities and equipment to the extent required by the FDA, (iii) such designated Party shall provide services to the Company in connection with such regulatory matters, and shall be reimbursed its direct costs in connection therewith, and (iv) the Company and the other Party shall have a permanent and irrevocable right of access and reference to such Regulatory Approval filings, licenses and facilities.

Section 5.04. Facilities Visits.

 Representatives of Cyberkinetics and NEUROMetrix may visit all manufacturing sites and the sites of any clinical trials or other research, development and commercialization activities being conducted by the other Party or the Company in connection with the Development Program. If requested by the other Party, Cyberkinetics and NEUROMetrix shall cause appropriate individuals working on the Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the Party responding to such request.

ARTICLE VI

SALES, MARKETING AND ADMINISTRATIVE SERVICES

Section 6.01. Sales and Marketing Services.

 NEUROMetrix shall market and sell the Collaboration Products on an exclusive basis as agent for and on behalf of the Company. The terms and conditions pursuant to which NEUROMetrix will perform those services for the Company will be set forth in an agreement to be negotiated in good faith by the Parties (the "Marketing Agreement"). The Marketing Agreement will be consistent with the applicable terms and conditions set forth in this Agreement. The Parties will commence good faith negotiations towards a Marketing Agreement once the final specifications for the first Product are identified. NEUROMetrix shall be entitled to charge the Company all direct costs and a mutually agreed upon portion of indirect costs incurred by NEUROMetrix for the marketing and sale of each Collaboration Product, all as more fully set forth in the Marketing Agreement. The Marketing Agreement shall contain customary terms and conditions governing the marketing, sale, distribution, customer account management, dispute resolution, use of logos and trademarks, product pricing, warranty and indemnification, confidentiality and such other matters as are mutually agreed upon by the Parties. NEUROMetrix shall not be permitted to sell any Collaboration Product for a discount, or make rebates or other credits or offsets available, in connection with purchase of a product other than a Collaboration Product, without the prior written approval of the Steering Committee. Such approval shall be conditioned on the approval of a formula, or other method, pursuant to which the combined revenue from the sale of such Collaboration Product and such other product are allocated between the Company and NEUROMetrix.

Section 6.02. Commercialization Plan.

(a) The commercialization of each Collaboration Product shall be governed by a Commercialization Plan which shall describe the overall plan for commercializing such Collaboration Product, including (i) a comprehensive marketing, sales, pricing, distribution and licensing strategy for such Collaboration Product in all applicable countries, including the Third Parties to be utilized and the arrangements with them that have been or are proposed to be agreed upon (including policies and procedures for adjustments, rebates, bundling and the like), (ii) estimated launch date, market and sales forecasts, in numbers of devices to be sold and local currency issues, and competitive analysis for such Collaboration Product, and (iii) a budget for the Commercialization Costs to be incurred in connection with performing such Commercialization Plan.

(b) Upon the submission of all Regulatory Approval filings for a Collaboration Product in any given country, NEUROMetrix shall develop and submit to the Steering Committee for review and approval an initial Commercialization Plan taking into consideration factors such as market conditions, regulatory factors, competition and the costs and profits of such Collaboration Product. NEUROMetrix shall be primarily responsible for developing each Commercialization Plan and, in connection therewith, shall consult with Cyberkinetics regarding the identification, timing and execution of and budget for the major commercialization tasks required to perform the Commercialization Plan, including without limitation the coordination of manufacturing with sales and marketing. Cyberkinetics shall be primarily responsible for developing a detailed manufacturing plan for each Collaboration Product, which plan shall be reviewed and approved by the Steering Committee and included within each Commercialization Plan. Cyberkinetics shall deliver such plan to NEUROMetrix within a reasonable period of time prior to the date NEUROMetrix expects to submit the overall Commercialization Plan to the Steering Committee. Each Commercialization Plan shall be updated annually by NEUROMetrix, in consultation with Cyberkinetics, and shall be submitted to the Steering Committee for approval not later than sixty (60) days prior to January 1 of each year. Each Commercialization Plan approved by the Steering Committee shall be signed by an authorized representative of each of Cyberkinetics and NEUROMetrix.

(c) NEUROMetrix shall be primarily responsible for the implementation of each Commercialization Plan, including without limitation, setting all terms of sale, including establishing pricing policies, credit terms and cash discounts and allowances, formulating marketing plans, providing patient information, providing customer support services, providing reimbursement counseling services and sales force training; provided that NEUROMetrix's execution and performance in respect of its marketing and sale of Collaboration Products shall be consistent with the strategy, policies and procedures established by each Commercialization Plan. NEUROMetrix shall act as an agent of the Company in connection with the sale of Collaboration Products and all revenues from such sales shall be booked by the Company. NEUROMetrix shall use Commercially Reasonable and Diligent Efforts to conduct the activities described in each Commercialization Plan. Cyberkinetics shall use Commercially Reasonable and Diligent Efforts to perform any activities allocated to it under a Commercialization Plan and to provide such additional marketing support services as NEUROMetrix may from time to time reasonably request.

Section 6.03. General and Administrative Services.

 General and administrative services required by the Company shall be provided at cost by NEUROMetrix. The terms and conditions pursuant to which NEUROMetrix will perform those services for the Company will be set forth in an agreement to be negotiated in good faith by the Parties (the "Services Agreement"). The Services Agreement will be consistent with the applicable terms and conditions set forth in this Agreement. The Parties will commence good faith negotiations towards a Services Agreement promptly after the Effective Date. All such costs, in addition to general and administrative costs payable to Third Parties (such as accountants and lawyers), shall be considered to be Program Costs.

ARTICLE VII

MANUFACTURE AND SUPPLY

Subject to the terms and conditions of this Agreement, Collaboration Products shall be manufactured and supplied for pre-clinical and clinical testing and for commercial sale by Cyberkinetics (or a Third Party selected by Cyberkinetics and approved in writing in advance by the Steering Committee). The terms and conditions pursuant to which Cyberkinetics will perform manufacturing services for the Company will be set forth in an agreement to be negotiated in good faith by the Parties (the "Manufacturing Agreement"). The Manufacturing Agreement will be consistent with the applicable terms and conditions set forth in this Agreement. The Parties will commence good faith negotiations towards a Manufacturing Agreement once the primary specifications for the first Collaboration Product are identified.

Section 7.01. Process Development; Manufacturing Approvals.

 Cyberkinetics shall be primarily responsible for and will use Commercially Reasonable and Diligent Efforts to develop a process for the manufacture of each prototype device for research activities of the Program and for each Collaboration Product and to scale up that process to a scale sufficient to manufacture and supply (i) the anticipated demand for clinical trials of such Collaboration Product in accordance with the projections set forth in the Development Plan and (ii) the anticipated market demand for such Collaboration Product at the time Regulatory Approval is obtained for such Collaboration Product in accordance with the projections set forth in the Commercialization Plan for such Collaboration Product. The development of the process for the manufacture of Collaboration Products as well as the scale up of such process and all material issues incident to the development of the ability to produce Collaboration Products for commercial purposes in sufficient quantity and in a timely manner will be within the purview of Cyberkinetics but may be outsourced to a Third Party if approved in writing in advance by the Steering Committee. Cyberkinetics will use Commercially Reasonable and Diligent Efforts to make, and will cause any Third Party manufacturer or supplier to make, filings necessary to obtain approval of any license application for the production facility which may be required as part of any Regulatory Approval for each Collaboration Product. Any plans for a production facility for the manufacture of Collaboration Products for commercial sale shall be approved by the Steering Committee prior to commencement of any manufacturing.

Section 7.02. Manufacture and Supply of Collaboration Products for Development Purposes.

 Cyberkinetics will use Commercially Reasonable and Diligent Efforts to manufacture and supply (or to cause an approved Third Party to manufacture and supply) prototypes for research activities and Collaboration Products for preclinical studies and clinical trials in quantities and within a time period sufficient to conduct the activities set forth in the Development Plan. Cyberkinetics shall be entitled to charge to the Company only direct costs incurred by Cyberkinetics for the manufacture of all such Collaboration Products supplied for such purposes.

Section 7.03. Manufacture and Supply of Collaboration Products for Commercial Sale.

 Cyberkinetics shall manufacture and supply (or cause an approved Third Party to manufacture and supply) Collaboration Products for commercial sale on the following terms and conditions:

(a) General. Cyberkinetics shall use Commercially Reasonable and Diligent Efforts to manufacture and supply Collaboration Products to meet market demand for Collaboration Products ordered in accordance with the terms of the Manufacturing Agreement. Cyberkinetics shall be entitled to charge the Company direct costs and a mutually agreed upon portion of indirect costs incurred by Cyberkinetics for the foregoing services, provided that in an approved subcontractor is engaged, Cyberkinetics shall only be permitted to pass through the amounts actually paid to such Third Party for such services without mark-up or other fees.

(b) Performance Standards. Cyberkinetics agrees that all Collaboration Products manufactured by it will conform to the applicable specifications upon delivery to the Company (or its designee) and will be manufactured in conformity with the quality program established by Cyberkinetics and approved by the Program Management Team. The Manufacturing Agreement will also include other terms, conditions and warranties that are customary for manufacturing agreements pertaining to medical device products.

Section 7.04. Device History Record.

 The Manufacturing Agreement will also provide for Cyberkinetics to perform or cause to be performed quality assurance and control tests on each Collaboration Product and to provide a device history record setting forth for each Collaboration Product delivered the items tested, specifications and results in a device history record containing the types of information which shall have been approved by the Program Management Team or required by the FDA. Cyberkinetics shall maintain (or shall cause the Third Party manufacturer to maintain) all manufacturing records for a period of not less than five (5) years from the date of manufacture and for so long as required under applicable requirements of the FDA.

Section 7.05. Certificates of Manufacturing Compliance.

 Pursuant to the Manufacturing Agreement, Cyberkinetics shall prepare and maintain (or shall cause the Third Party manufacturer to prepare and maintain) for a period of not less than five (5) years and for so long as required under applicable requirements of the FDA for each Collaboration Product manufactured a certificate of manufacturing compliance containing the types of information which shall have been approved by the Program Management Team or required by the FDA, which certificate will certify that the Collaboration Products were manufactured in accordance with the applicable specifications and the Good Manufacturing Practices of the FDA or other applicable governmental regulatory agency as the same may be amended from time to time. Cyberkinetics shall advise the other Parties immediately if an authorized agent of the FDA or other governmental regulatory agency visits any of Cyberkinetics' manufacturing facilities, or the facilities where the Collaboration Products are being manufactured, for an inspection with respect to the Collaboration Products. Cyberkinetics shall furnish to the other Parties the report by such agency of such visit, and any correspondence with such agency, to the extent relating to Collaboration Products, or that might reasonably impair the manufacture of the Collaboration Product in accordance with this Agreement or the Manufacturing Agreement, within three (3) days of Cyberkinetics' receipt of such report.

Section 7.06. Access to Facilities.

 Each Party shall have the right to inspect those portions of the manufacturing or storage facilities where Collaboration Products are being manufactured or stored, at any time during regular business hours and upon reasonable notice to ascertain compliance with this Agreement or the Manufacturing Agreement. Cyberkinetics shall be responsible for securing such access and inspection right for the Parties in all agreements with Third Party manufacturers, suppliers or warehouses. Any confidential information disclosed to or otherwise gathered by the Party conducting such inspection during any such inspection shall be deemed "Information" as defined in Section 10.01.

ARTICLE VIII

MANAGEMENT

Section 8.01. Program Management Team.

(a) General. The Parties hereby establish a Program Management Team to oversee and coordinate all research activities, the development of Collaboration Products and to prepare for and oversee the launch of Collaboration Products. The Program Management Team will be composed of two (2) representatives appointed by Cyberkinetics and two (2) representatives appointed by NEUROMetrix. Each of such representatives will be an individual with expertise in one or more of the following areas: research, preclinical development, clinical development, manufacturing, regulatory affairs, marketing, sales management and reimbursement. The Program Management Team shall meet as needed but not less than once each week. It is contemplated that the members of the Program Management Team will change over time as the expertise that is most important to the success of the Program changes. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Program Management Team shall agree. A Party may change its representatives to the Program Management Team at any time. Members of the Program Management Team may be represented at any meeting by a deputy designated by him or her. Any approval, determination or other action agreed to by all of the members of the Program Management Team (or their designees) present at the relevant Program Management Team meeting shall be the approval, determination or other action of the Program Management Team. Representatives of either Cyberkinetics or NEUROMetrix who are not members of the Program Management Team may attend meetings of the Program Management Team, but shall have no right to vote in matters that come before any meeting.

(b) Development Program Functions. During the term of the Development Program, the Program Management Team shall oversee and coordinate the research activities and, thereafter, if and to the extent appropriate, the development of Collaboration Products to obtain Regulatory Approvals. The Program Management Team will develop and recommend to the Steering Committee Development Plans (including annual development budgets), will facilitate the flow of information with respect to development work being conducted for each Collaboration Product on a worldwide basis, and will discuss and cooperate with the Steering Committee regarding such worldwide development.

(c) Commercialization Functions. Following submission of filings for Regulatory Approvals for the first Collaboration Product, the functions of the Program Management Team shall be expanded to include supporting the development of Commercialization Plans (including annual budgets), facilitating the flow of information with respect to commercialization work being conducted for each Collaboration Product on a worldwide basis, and will discuss and cooperate with the Steering Committee regarding such worldwide commercialization.

(d) Minutes. The Program Management Team shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. Draft minutes shall be sent to all members of the Program Management Team within five (5) working days after each meeting. All records of the Program Management Team shall at all times be available to all Parties.

(e) Authority. For avoidance of doubt, all authority of the Program Management Team shall derive from, and be subordinate to, the authority of the Steering Committee. The Program Management Team shall have no authority to act on behalf of any Party in connection with Third Parties. Without limiting the foregoing, the Program Management Team shall have no authority to, and shall not purport to or attempt to: (i) negotiate agreements on behalf of any Party, (ii) make representations or warranties on behalf of any Party, (iii) waive rights of any Party, (iv) extend credit on behalf of any Party, or (v) take or grant licenses of intellectual property on behalf of any Party.

Section 8.02. Steering Committee.

(a) General. The Parties hereby establish a Steering Committee to oversee and coordinate the activities of the Parties in the performance of the Program. The Steering Committee will be composed of three (3) representatives appointed by Cyberkinetics and three (3) representatives appointed by NEUROMetrix (or such lesser number of representatives as mutually agreed by the Parties in a written instrument). Such representatives will be senior officers and/or managers of their respective companies. The Steering Committee will meet as needed but not less than once each calendar quarter. The Steering Committee shall appoint one of its members to act as Chairman. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Steering Committee shall agree, but shall in general alternate between the offices of Cyberkinetics and NEUROMetrix. A Party may change one (1) or more of its representatives to the Steering Committee at any time. Members of the Steering Committee may be represented at any meeting by another member of the Steering Committee, or by a deputy. Any approval, determination or other action agreed to by a all of the members of the Steering Committee or their designees present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee, provided at least one representative of each of Cyberkinetics and NEUROMetrix is present at such meeting. Representatives of either Cyberkinetics or NEUROMetrix who are not members of the Steering Committee may attend meetings of the Steering Committee, but shall have no right to participate therein. Notwithstanding the foregoing, in the event that the determination or decision involves an issue in which the interests of Cyberkinetics or NEUROMetrix are adverse to those of the Company (e.g., the matter involves a contract between the Company and another Party or the exercise of the right of the Company that is or may be adverse to another Party) then the determination or decision will be made by a majority determination of the members of the Steering Committee appointed by the Party that is not adverse to or in conflict with the Company.

(b) Functions. The Steering Committee shall: (i) coordinate the activities of the Parties hereunder; (ii) promote communication between the Parties; (iii) exercise decision-making authority with respect to those issues specified in this Agreement and in the Transaction Agreements; (iii) serve as the governing body of the Company; and (ix) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties.

(c) Decision-Making Standard for Steering Committee. All decisions and other actions of the Steering Committee shall be made in good faith and with due care, after consideration of the information that is reasonably available to the Steering Committee, with the intention that: (i) the resulting decision or actions will conform to, or be consistent with, the provisions and requirements of this Agreement and the Transaction Agreements and (ii) the resulting decision or action will maintain or increase the likelihood that the Parties will achieve the purposes and goals of the Program. Without limiting the foregoing, the Steering Committee is expressly prohibited from taking into account interests of a Party, or of any members of the Steering Committee, other than their respective interests in achieving the purposes and goals of the Program.

(d) Authority. The Steering Committee shall have no authority to act on behalf of any Party in connection with Third Parties. Without limiting the foregoing, the Steering Committee shall have no authority to, and shall not purport to or attempt to: (i) negotiate agreements on behalf of any Party, (ii) make representations or warranties on behalf of any Party, (iii) waive rights of any Party, (iv) extend credit on behalf of any Party, or (v) take or grant licenses of intellectual property on behalf of any Party. For avoidance of doubt, where applicable laws or regulations require the approval, certification or authorization of a specific party with respect to any action described herein (including any product development or commercialization activities), any requirement herein that the Steering Committee also approve, certify or authorize such action shall be in addition to the requirements of such law or regulation and shall not be in replacement or limitation thereof.

(e) Minutes. The Steering Committee shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Chairman shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Steering Committee within ten (10) working days after each meeting. All records of the Steering Committee shall at all times be available to all Parties.

(f) Expenses. Cyberkinetics and NEUROMetrix shall each bear all expenses of their respective Steering Committee members related to their participation on the Steering Committee and attendance at Steering Committee meetings.

Section 8.03. General Disagreements.

 All disagreements within the Program Management Team or the Steering Committee shall be subject to the following: (a) the representatives to the Program Management Team or Steering Committee, as applicable, will negotiate in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute. In the case of the Program Management Team, any unresolved dispute shall be referred to the Steering Committee for good faith negotiations for an additional period of not less than thirty (30) days to attempt to resolve the dispute; (b) in the event that the dispute is not resolved after the periods specified in clause (a), then such dispute shall be referred to resolution as described in Section 14.10.

ARTICLE IX

INTELLECTUAL PROPERTY RIGHTS

Section 9.01. Ownership.

 The Parties acknowledge that the ownership rights set forth in this Article IX (i) shall not be affected by the participation of any person in the discovery or development of an Invention in the course of discharging such person's duties as a member of the Program Management Team or the Steering Committee; and (ii) are subject to the license grants set forth in this Agreement.

(a) Ownership of Discoveries and Improvements. All right, title and interest in all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, the "Inventions") that are discovered, made or conceived during and in connection with the Program solely by employees of Cyberkinetics or others acting on behalf of Cyberkinetics shall be owned by Cyberkinetics. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program solely by employees of NEUROMetrix or others acting on behalf of NEUROMetrix shall be owned by NEUROMetrix. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program jointly by employees of Cyberkinetics and NEUROMetrix ("Joint Inventions") shall be owned by the Company. Each of Cyberkinetics and NEUROMetrix shall promptly disclose to the Company and the other Party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party.

(b) Ownership of Trademarks. Cyberkinetics and NEUROMetrix shall select (which selection shall be approved by the Steering Committee), and the Company shall own, all trademarks for the sale and use of Collaboration Products and shall bear all expenses thereof. Notwithstanding the forgoing, the name Andara™ Oscillating Field Stimulator™ and Andara™ OFS™ and OFS™ shall remain the exclusive property of Cyberkinetics, subject to the licenses granted herein.

(c) Cooperation of Employees. Each of Cyberkinetics and NEUROMetrix represents and agrees that all of its employees or others acting on its behalf in performing its obligations under this Agreement or otherwise participating in the Program shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Inventions made or conceived by such employee or other person. In the case of non-employees working for other companies or institutions on behalf of Cyberkinetics or NEUROMetrix, Cyberkinetics or NEUROMetrix, as applicable, shall have the right to obtain licenses for all Inventions made by such non-employees on behalf of Cyberkinetics or NEUROMetrix, as applicable, in accordance with the policies of said company or institution. Cyberkinetics and NEUROMetrix agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

Section 9.02. Filing, Prosecution and Maintenance of Patent Rights.

 Anything herein to the contrary notwithstanding, all rights and privileges in Section 9.02 through and including Section 9.06 shall be subject to the rights of Cyberkinetics Licensors and NEUROMetrix Licensors to the extent provided in the relevant license agreement; provided however, that each of NEUROMetrix and Cyberkinetics covenant and agree to use reasonable efforts to negotiate rights in any such agreements entered into after the Effective Date that would permit, or at least not be inconsistent with, the terms and conditions set forth in Section 9.02 through and including Section 9.06.

(a) Filing, Prosecution and Maintenance. Each of Cyberkinetics and NEUROMetrix shall be responsible for the filing, prosecution and maintenance of all patent applications and patents which make up its Patent Rights that are relating to or useful in the Field. For so long as any of the license grants set forth in Article III remain in effect and upon request of each other Party, each of Cyberkinetics and NEUROMetrix agrees to file and prosecute patent applications and maintain the patents covering its Patent Rights in all countries determined by the Steering Committee. Each of Cyberkinetics and NEUROMetrix shall consult with and keep the other fully informed of important issues relating to the preparation and filing (if time permits), prosecution and maintenance of such patent applications and patents, and shall furnish to each other Party copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by each other Party and, to the extent possible in the reasonable exercise of its discretion, the filing Party shall incorporate all such comments. Neither Cyberkinetics nor NEUROMetrix shall allow any of its Patent Rights relating to or useful in the Field to lapse or become abandoned without the prior consent of the Company and the other Party, which consent shall not be unreasonably withheld or delayed. Each Party shall be deemed to have consented to any such lapse or abandonment if it fails to send written notice of its objections thereto to the other Parties within ten (10) days of receipt of written notice of the intention of either such Party to allow such lapse or abandonment to occur. The Company shall have the right, but not the obligation, to assume responsibility for the filing, prosecution maintenance and enforcement of any of such patent applications and patents, at its sole expense, and such patent applications and patents shall be assigned by the owner to the Company and shall no longer be subject to the licenses granted herein.

(b) Patent Filing Costs. Each Party shall bear its own costs associated with filing, prosecuting and maintaining patent applications and patents relating to or useful in the Field.

(c) Joint Inventions. The Company shall use Commercially Reasonable and Diligent Efforts to file, prosecute and maintain all patent applications and patents covering Joint Inventions at its own expense. During the Term, the Company shall file and prosecute patent applications and maintain the patents covering Joint Inventions at the direction of the Steering Committee. The Company shall consult with and keep Cyberkinetics and NEUROMetrix fully informed of issues relating to the preparation and filing (if time permits), prosecution and maintenance of such patent applications and patents, and shall furnish to the Cyberkinetics and NEUROMetrix copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the Cyberkinetics and NEUROMetrix and, to the extent possible in the reasonable exercise of its discretion, Company shall incorporate all such comments. The Company shall not allow any of its Patent Rights relating to or useful in the Field to lapse or become abandoned without the prior written consent of the Steering Committee. All costs associated with filing, prosecuting and maintaining patent applications and patents covering Joint Inventions shall be deemed Development Costs. Upon any abandonment of any patent application or patent under this Section 9.02(c), the remaining Parties shall have the right to assume responsibility for the filing, prosecution and maintenance of such patent application or patent, at its own expense, and such patent application or patent shall be assigned to such other Party and shall become part of the NEUROMetrix Patent Rights or Cyberkinetics Patent Rights, as applicable, for all purposes hereunder. If both Cyberkinetics and NEUROMetrix desire to assume responsibility for a patent application or patent abandoned under this Section 9.02(c), then both shall have the right to do so, as joint owners of such patent application or patent, each shall bear fifty percent (50%) of the costs of such activities and such patent application or patent shall become part of both Cyberkinetics Patent Rights and NEUROMetrix Patent Rights.

Section 9.03. Cooperation.

 Each of Cyberkinetics and NEUROMetrix shall make available to each other Party (or to the other Party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to inventions owned by a Party and for periods of time sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each of Cyberkinetics and NEUROMetrix shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to any other Party.

Section 9.04. Notification of Patent Issuance.

 Each of Cyberkinetics and NEUROMetrix shall promptly notify each other Party of the issuance of each patent included within the notifying Party's Patent Rights that covers Technology that relates to or is useful within the Field, giving the date of issue and patent number for each such patent.

Section 9.05. No Other Technology Rights.

 Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to the Patent Rights, Technology or Manufacturing Know-How of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement.

Section 9.06. Enforcement of Patent Rights; Defense of Infringement Actions.

 Cyberkinetics and NEUROMetrix shall each promptly notify the other in writing of any alleged or threatened infringement of any patents or patent applications comprising the Cyberkinetics Patent Rights, NEUROMetrix Patent Rights or Joint Patent Rights, or if any Party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of the manufacture, use, importation, or sale of a Collaboration Product.

(a) First Right to Respond. Subject to any rights or privileges of any Third Party licensor, each Party shall use Commercially Reasonable and Diligent Efforts to respond to or defend against such challenge or infringement of its Patent Rights or charge of infringement; provided that if such challenge or infringement relates to claims or activities within the Field, or a charge that the manufacture, use, importation, or sale of Collaboration Products infringe upon the Patent Rights of Third Parties, then the Steering Committee shall use Commercially Reasonable and Diligent Efforts to respond to or defend against such challenge or infringement. In either case, the other Parties will cooperate with the responding Party's legal counsel, join in such suits as may be brought by the responding Party, and be available at the responding Party's reasonable request to be an expert witness or otherwise to assist in such proceedings.

(b) Sharing of Litigation and Settlement Expenses. The costs incurred by a Party in responding to or defending against a challenge to or infringement of a Party's Patent Rights shall be borne by such Party. If any amounts are recovered in such efforts, such amounts shall be distributed to the Parties to reimburse them for such expenses. If recoveries are insufficient to provide for full reimbursement to all Parties, then the amounts recovered shall be disbursed in proportion to the amount to the Parties' respective expenses. If the amounts recovered exceed the total expenses incurred, such excess amounts shall be retained by the Party that controlled such action.

(c) Second Right to Respond. If a Party does not exercise its right to respond to or defend against challenges or infringements of its Patent Rights as provided in Section 9.06(a) within sixty (60) days of becoming aware of or being notified of such challenges or infringements, then the other Parties shall have the option to do so at its sole cost; provided that in such case all amounts so recovered from such Third Party shall be retained by the Party undertaking such response or defense and the Party so responding shall have no further obligations to the other Parties with respect to the response or defense thereof. This second right to respond shall not constitute a waiver of any claims that may arise out of a Party's failure to use Commercially Reasonable and Diligent Efforts to perform its obligations to the extent required under this Section 9.06.

ARTICLE X

CONFIDENTIALITY

Section 10.01. Nondisclosure Obligations.

 Except as otherwise provided in this Article X, during the term of this Agreement and for a period of five (5) years thereafter, all Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) confidential information and data resulting from or related to the research undertaken in connection with the Program and (ii) all information and data not described in clause (i) but supplied by any other Party under or in connection with the activities contemplated by this Agreement. For purposes of this Article X, information and data described in clause (i) or (ii) of the preceding paragraph shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; and a Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially Collaboration Products or, in the case of information and data described in clause (i), products outside the Field to the extent that a Party has the right to use such information and data outside the Field. The obligation not to disclose Information shall not apply to any part of such Information that (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from any other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from any other Party under this Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; (v) is disclosed by the receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency, provided that the receiving Party notifies each other Party immediately upon receipt of any such subpoena or (vi) is used outside the Field on the condition that any entity or person to whom such Information is disclosed agrees to keep such Information confidential for the same time periods and to the same extent as the Party disclosing such Information is required to keep such terms confidential. The terms and conditions of this Article X shall supersede the terms and conditions set forth in any confidentiality, non-disclosure or similar agreement entered into by and between the Cyberkinetics and NEUROMetrix prior to the Effective Date and all such other agreements shall terminate (subject to the survival of any rights and obligations as provided therein).

Section 10.02. Terms of this Agreement.

 The Parties agree that the public announcement of the execution of this Agreement shall be in the form of the joint press release attached hereto as Schedule E, and that from and after the Effective Date, each Party shall be entitled to make or publish any statement limited to the contents of such press release. The Parties further agree to seek confidential treatment for the filing of this Agreement with the Securities and Exchange Commission and shall agree upon the content of the request for confidential treatment made by each Party in respect of such filing. Except as permitted by the foregoing provisions or as otherwise required by law, Cyberkinetics and NEUROMetrix each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior written consent of each other Party; provided, that each Party shall be entitled to disclose the terms of this Agreement without such consent to professional advisors (lawyers, accountants and investment bankers) and to potential investors or other financing sources on the condition that such potential investors or financing sources agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential.

Section 10.03. Publications.

 Each Party recognizes the mutual interest in obtaining valid patent protection. Consequently, any Party, its employees or consultants wishing to make a publication not otherwise permitted by this Article X, (including any oral disclosure made without obligation of confidentiality) relating to work performed by such Party as part of the Program (the "Publishing Party") shall transmit to each other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least fifteen (15) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to request a delay in publication or presentation in order to protect patentable information, (b) to propose modifications to the publication for patent reasons or (c) to request that the information be maintained as a trade secret. If the Reviewing Party requests a delay as described in (a) above, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. Upon the expiration of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above. To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause (b) above. If a trade secret that is the subject of a request made under clause (c) above cannot be otherwise equivalently protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.01. Cyberkinetics's Representations and Warranties.

 Except as otherwise disclosed on Schedule 11.01 attached hereto, Cyberkinetics represents and warrants, as of the Effective Date, that:

(a)  Cyberkinetics has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of Cyberkinetics hereunder have been duly authorized by all necessary corporate action by the Board of Directors of Cyberkinetics, and no other corporate proceedings on the part of Cyberkinetics are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed by Cyberkinetics and constitutes Cyberkinetics's valid and binding obligation, enforceable against Cyberkinetics in accordance with its terms.

(b) to Cyberkinetics's Knowledge, the issued patents included within the Existing Cyberkinetics Patent Rights are valid and enforceable, and to Cyberkinetics's Knowledge, there are no current or threatened claims by a Third Party alleging that any of such issued patents are invalid or unenforceable or that the use of any invention or technology claimed in any of the issued patents within the Existing Cyberkinetics Patent Rights in the Field would infringe a Third Party's Patent Rights;

(c) there is no existing or, to Cyberkinetics's Knowledge, threatened litigation concerning the ownership or use of the Existing Cyberkinetics Patent Rights;

(d) all Existing Cyberkinetics Patent Rights that have been prosecuted by Cyberkinetics (directly or through legal counsel retained by Cyberkinetics) have been prosecuted in good faith;

(e) to Cyberkinetics's Knowledge, all Existing Cyberkinetics Patent Rights that have been prosecuted by a Third Party (directly or through legal counsel retained by a Third Party) have been prosecuted in good faith;

(f)  Cyberkinetics has not sold, transferred, granted any licenses, or otherwise conveyed any rights in or to the Existing Cyberkinetics Patent Rights that would prevent Cyberkinetics from granting the rights and licenses granted herein;

(h)  Cyberkinetics has no Knowledge of any existing or threatened acts by any Third Party that would infringe the Existing Cyberkinetics Patent Rights; and

(i)  the agreements listed on Schedule 11.01 represent all agreements in effect as of the Effective Date, or that have been entered into but are to become effective after the Effective Date, that Cyberkinetics (or its Affiliates) have entered into with Third Parties pursuant to which: (i) Cyberkinetics (or its Affiliates) have granted to a Third Party the right to use the Existing Cyberkinetics Patent Rights within the Field, (ii) a Third Party granted to Cyberkinetics (or its Affiliates) the right to use such Third Party's intellectual property rights within the Field, or (iii) Cyberkinetics (or its Affiliates) and a Third Party have or shall conduct activities relating to the treatment of peripheral nerve disease, injury or disorder with an electrical field.

Section 11.02. NEUROMetrix's Representations and Warranties.

 Except as otherwise disclosed on Schedule 11.02 attached hereto, NEUROMetrix represents and warrants, as of the Effective Date, that:

(a)  NEUROMetrix has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the obligations of NEUROMetrix hereunder have been duly authorized by all necessary corporate action by the Board of Directors of NEUROMetrix, and no other corporate proceedings on the part of NEUROMetrix are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly executed by NEUROMetrix and constitutes NEUROMetrix' valid and binding obligation, enforceable against NEUROMetrix in accordance with its terms.

(b) to NEUROMetrix' Knowledge, the issued patents included within the Existing NEUROMetrix Patent Rights are valid and enforceable, and to NEUROMetrix' Knowledge, there are no current or threatened claims by a Third Party alleging that any of such issued patents are invalid or unenforceable or that the use of any invention or technology claimed in any of the issued patents within the existing NEUROMetrix Patent Rights in the Field would infringe a Third Party's Patent Rights;

(c) there is no existing or, to NEUROMetrix' Knowledge, threatened litigation concerning the ownership or use of the Existing NEUROMetrix Patent Rights;

(d) all Existing NEUROMetrix Patent Rights that have been prosecuted by NEUROMetrix (directly or through legal counsel retained by NEUROMetrix) have been prosecuted in good faith;

(e) to NEUROMetrix' Knowledge, all Existing NEUROMetrix Patent Rights that have been prosecuted by a Third Party (directly or through legal counsel retained by a Third Party) have been prosecuted in good faith;

(f)  NEUROMetrix has not sold, transferred, granted any licenses, or otherwise conveyed any rights in or to the Existing NEUROMetrix Patent Rights that would prevent NEUROMetrix from granting the rights and licenses granted herein;

(h)  NEUROMetrix has no Knowledge of any existing or threatened acts by any Third Party that would infringe the Existing NEUROMetrix Patent Rights; and

(i)  the agreements listed on Schedule 11.02 represent all agreements in effect as of the Effective Date, or that have been entered into but are to become effective after the Effective Date, that NEUROMetrix (or its Affiliates) have entered into with Third Parties pursuant to which: (i) NEUROMetrix (or its Affiliates) have granted to a Third Party the right to use the Existing NEUROMetrix Patent Rights within the Field, (ii) a Third Party granted to NEUROMetrix (or its Affiliates) the right to use such Third Party's intellectual property rights within the Field, or (iii) NEUROMetrix (or its Affiliates) and a Third Party have or shall conduct activities relating to the treatment of peripheral nerve disease, injury or disorder with an electrical field.

Section 11.03. Disclaimer of Representations and Warranties.

 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER CYBERKINETICS, NEUROMETRIX NOR THE COMPANY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS. ALL UNIFORM COMMERCIAL CODE AND OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES.

Section 11.04. Limitation of Liability.

 Except for a breach of obligations under Article X, it is agreed by the Parties that no Party shall have a right to or shall claim special, indirect or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or as otherwise provided in this Agreement, including claims for indemnification as provided in Section 12.01 or Section 12.02.

ARTICLE XII

INDEMNIFICATION

Section 12.01. Indemnification by Cyberkinetics.

 During the course of, and upon and after termination of this Agreement for any reason whatsoever, Cyberkinetics shall indemnify, defend and hold, without duplication, (a) the Company, (b) NEUROMetrix (and the Affiliates of NEUROMetrix other than the Company) and (c) their respective directors, officers and employees (collectively, "NEUROMetrix Indemnitees") harmless against any claims (including, without limitation, claims for product liability, personal injury or death, or property damage), liability, damage, loss, cost or expense (including reasonable attorneys' fees and costs) incurred by any of them, to the extent resulting from: (i) the negligence or willful misconduct of Cyberkinetics, or any of its Affiliates, or their employees, representatives or agents; or (ii) Cyberkinetics's breach of this Agreement or any Transaction Agreement. Notwithstanding anything to the contrary, this provision shall not apply to any claims or suits to the extent attributable to the negligence or willful misconduct of a NEUROMetrix Indemnitee or a breach of this Agreement or the Company's Operating Agreement by NEUROMetrix.

Section 12.02. Indemnification by NEUROMetrix.

 During the course of, and upon and after termination of this Agreement for any reason whatsoever, NEUROMetrix shall indemnify, defend and hold, without duplication, (a) the Company, (b) Cyberkinetics (and the Affiliates of Cyberkinetics other than the Company) and (c) their respective directors, officers and employees (collectively, "Cyberkinetics Indemnitees") harmless against any claims (including, without limitation, claims for product liability, personal injury or death, or property damage), liability, damage, loss, cost or expense (including reasonable attorneys' fees and costs) incurred by any of them, to the extent resulting from: (i) the negligence or willful misconduct of NEUROMetrix, or any of its Affiliates, or their employees, representatives or agents; or (ii) NEUROMetrix's breach of this Agreement or any Transaction Agreement. Notwithstanding anything to the contrary, this provision shall not apply to any claims or suits to the extent attributable to the negligence or willful misconduct of a Cyberkinetics Indemnitee or a breach of this Agreement or the Company's Operating Agreement by Cyberkinetics.

Section 12.03. Conditions to Indemnification.

 A Party seeking indemnification under this Article XII (the "Indemnified Party") shall give prompt notice of the claim to the other Party (the "Indemnifying Party") and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such claim and disposition of any such claim, provided that the Indemnifying Party shall act reasonably and in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to Parties being indemnified under this Article XII and provided, further, that the Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party and the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement involves anything other than the payment of money by the Indemnifying Party and a complete and unconditional release of all applicable claims and liability. The Indemnified Party shall cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought under this Article XII and shall have the right to be present in person or through counsel at all legal proceedings giving rise to the right of indemnification.

Section 12.04. Attribution.

 For purposes of this Article XII: (a) none of the Company, Cyberkinetics or Cyberkinetics's Affiliates (or their respective employees) shall be deemed to be an employee, agent or representative of NEUROMetrix, (b) none of the Company, NEUROMetrix or NEUROMetrix's Affiliates (or their respective employees) shall be deemed to be an employee, agent or representative of Cyberkinetics and (c) none of Cyberkinetics or NEUROMetrix or their respective Affiliates (or their respective employees) shall be deemed to be an employee, agent or representative of the Company.

Section 12.05. Insurance.

 The Company shall maintain product liability insurance with respect to development, manufacture and sales of Collaboration Products in an amount reasonably believed by the Steering Committee to be adequate and customary for the development, manufacture and sale of novel therapeutic products considering the nature of the activities being conducted by the Company at that time. Cyberkinetics and NEUROMetrix shall be named as additional insureds on any such policy.

ARTICLE XIII

TERM AND TERMINATION

Section 13.01. Term.

 The term of this Agreement shall be perpetual unless and until terminated pursuant to Section 13.02.

Section 13.02. Termination.

 This Agreement may be terminated in the following circumstances:

(a) For Breach. If either Cyberkinetics or NEUROMetrix commits a breach of a material provision of this Agreement or any Transaction Agreement, and such breach is not cured within ninety (90) days of written notice thereof from the non-breaching Party, the non-breaching Party (Cyberkinetics or NEUROMetrix as the case may be) may terminate this Agreement and all Transaction Agreements. Such 90-day cure period shall be extended by an additional ninety (90) days, to a total of one hundred eighty (180) days, if the breaching Party has engaged in good faith efforts to remedy such default within such initial 90-day period and indicated in writing to the non-breaching Party prior to the expiration of such 90-day period that it believes that it will be able to remedy the default within such 180-day period, but such extension shall apply only so long as the breaching Party is using good faith, diligent efforts to remedy such default. For purposes of this Section 13.02(a), breach of a material provision of this Agreement or any Transaction Agreement shall include, without limitation, the following: (i) NEUROMetrix's or Cyberkinetics's failure to satisfy timely any financial obligations hereunder; (ii) failure by Cyberkinetics or NEUROMetrix to disclose, contribute or license (or sublicense) Intellectual Property required to be disclosed, contributed or licensed by it hereunder; and (iii) a failure by Cyberkinetics or NEUROMetrix to perform timely any obligation that significantly delays or impairs, or is reasonably likely to significantly delay or impair, the research or the development or commercialization activities of the Company with respect to a Collaboration Product.

(b) For Convenience. At any time following the two (2) year anniversary of the Effective Date, Cyberkinetics or NEUROMetrix may terminate this Agreement for any reason upon one hundred eighty (180) days prior written notice to each other Party (during which 180-day period the obligations of the Parties under this Agreement, including, without limitation, obligations with respect to funding and contribution and/or licensing of intellectual properties, shall continue in full force and effect); provided that such terminating Party's right to so terminate the Agreement is conditioned on its being in compliance with all of its obligations hereunder, and under the Transaction Agreements, at such time.

Section 13.03. Effect of Termination by Cyberkinetics.

(a) For Breach. In addition to the surviving rights and duties set forth in Section 13.05, Cyberkinetics and NEUROMetrix shall have the following rights and duties upon termination of this Agreement by Cyberkinetics following a breach of this Agreement by NEUROMetrix pursuant to Section 13.02(a): (i) the Company shall be dissolved; (ii) all Joint Inventions shall be assigned to Cyberkinetics, and Cyberkinetics shall grant to NEUROMetrix a license to such Joint Inventions that is substantially equivalent to the license granted in Section 3.04; (iii) the licenses granted in Article III shall be revoked; provided, however, that Cyberkinetics shall have an option exercisable upon written notice to NEUROMetrix within the 90-day period provided in Section 13.02(a) to obtain from NEUROMetrix the exclusive, worldwide, irrevocable, non-royalty bearing (except as provided below in this Section 13.03(a) and in Section 13.05) right and license, with the right to grant sublicenses, under the NEUROMetrix Patent Rights, NEUROMetrix Technology and the Manufacturing Know-How owned or controlled by NEUROMetrix, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products and other devices or products in the Field; (iv) if Cyberkinetics exercises the option provided in clause (iii) above, any applicable Regulatory Approvals (including without limitation those held by a Party other than the Company pursuant to Section 5.03) and clinical data and any trademark and associated goodwill owned by the Company or assigned to the Company by either Cyberkinetics or NEUROMetrix shall be assigned to Cyberkinetics; and (v) if Cyberkinetics exercises the option provided under clause (iii) above, Cyberkinetics shall make payments to NEUROMetrix equal to up to [***] of Net Sales on all Collaboration Products that exist on the Agreement termination date that are sold by Cyberkinetics (or on behalf of Cyberkinetics) and on all other devices or products in the Field that incorporate any of the claims in the NEUROMetrix Patent Rights as of the Agreement termination date that are sold by Cyberkinetics (or on behalf of Cyberkinetics) until the later of (A) such time as all NEUROMetrix Patent Rights subject to the license granted in clause (iii) this Section 13.03(a) shall have expired or (B) ten (10) years after the earlier of (x) the date of the first commercial sale of a Collaboration Product in the United States following Regulatory Approval of such Collaboration Product or (y) the termination of this Agreement. The above-referenced [***] royalty shall be reduced by amounts paid by Cyberkinetics, after the effective date of termination of this Agreement, to Third Parties, for access to or use of Patent Rights that are subject, as of the Effective Date, to a license agreement listed on Schedule C attached hereto as of the Effective Date, to the extent such payments exceed [***] of Net Sales of devices or products sold by Cyberkinetics pursuant to the exercise of the license granted in this Section 13.03(a); provided that such reduction shall not be permitted to decrease any single royalty payment hereunder to less than [***] of Net Sales of any such device or product.

(b) For Convenience. In addition to the surviving rights and duties set forth in Section 13.05, Cyberkinetics and NEUROMetrix shall have the following rights and duties upon termination of this Agreement by Cyberkinetics for its convenience pursuant to Section 13.02(b): (i) the Company shall be dissolved; (ii) all Joint Inventions shall be assigned to NEUROMetrix, and NEUROMetrix shall grant to Cyberkinetics a license to such Joint Inventions that is substantially equivalent to the license granted in Section 3.04; (iii) the licenses granted in Article III shall be revoked; provided, however, that NEUROMetrix shall have an option exercisable upon written notice to Cyberkinetics within the 180-day period provided in Section 13.02(b) to obtain from Cyberkinetics the exclusive, worldwide, irrevocable, non-royalty bearing (except as provided below in this Section 13.03(b) and in Section 13.05) right and license, with the right to grant sublicenses, under the Cyberkinetics Patent Rights, Cyberkinetics Technology and the Manufacturing Know-How owned or controlled by Cyberkinetics, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products and other devices or products in the Field; provided that any license granted to NEUROMetrix hereunder shall be subject to the terms and conditions of Cyberkinetics's obligations to the Cyberkinetics Licensors; (iv) if NEUROMetrix exercises the option provided in clause (iii) above, any applicable Regulatory Approvals (including without limitation those held by a Party other than the Company pursuant to Section 5.03) and clinical data and any trademark and associated goodwill owned by the Company or assigned to the Company by either Cyberkinetics or NEUROMetrix shall be assigned to NEUROMetrix; and (v) if NEUROMetrix exercises the option provided under clause (iii) above, NEUROMetrix shall make royalty payments to Cyberkinetics equal to the royalty payments that would have been payable by NEUROMetrix to Cyberkinetics if NEUROMetrix had terminated this Agreement following a breach of this Agreement by Cyberkinetics and NEUROMetrix had thereafter exercised its option under Section 13.04(a), but such royalty payments shall be payable by NEUROMetrix until the later of (A) such time as all Cyberkinetics Patent Rights subject to the license granted in clause (iii) this Section 13.03(b) shall have expired or (B) fifteen (15) years after the earlier of (x) the date of the first commercial sale of a Collaboration Product in the United States following Regulatory Approval of such Collaboration Product or (y) the termination of this Agreement.

Section 13.04. Effect of Termination by NEUROMetrix.

(a) For Breach. In addition to the surviving rights and duties set forth in Section 13.05, Cyberkinetics and NEUROMetrix shall have the following rights and duties upon termination of this Agreement by NEUROMetrix following a breach of this Agreement by Cyberkinetics pursuant to Section 13.02(a): (i) the Company shall be dissolved; (ii) all Joint Inventions shall be assigned to NEUROMetrix, and NEUROMetrix shall grant to Cyberkinetics a license to such Joint Inventions that is substantially equivalent to the license granted in Section 3.04; (iii) the licenses granted in Article III shall be revoked; provided, however, that NEUROMetrix shall have an option exercisable upon written notice to Cyberkinetics within the 90-day period provided in Section 13.02(a) to obtain from Cyberkinetics the exclusive, worldwide, irrevocable, non-royalty bearing (except as provided below in this Section 13.04(a) and in Section 13.05) right and license, with the right to grant sublicenses, under the Cyberkinetics Patent Rights, Cyberkinetics Technology and the Manufacturing Know-How owned or controlled by Cyberkinetics, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products and other devices or products in the Field; (iv) if NEUROMetrix exercises the option provided in clause (iii) above, any applicable Regulatory Approvals (including without limitation those held by a Party other than the Company pursuant to Section 5.03) and clinical data and any trademark and associated goodwill owned by the Company or assigned to the Company by either Cyberkinetics or NEUROMetrix shall be assigned to NEUROMetrix; and (v) if NEUROMetrix exercises the option provided under clause (iii) above, NEUROMetrix shall make payments to Cyberkinetics equal to [***] of Net Sales on all Collaboration Products that exist on the Agreement termination date and on all other devices or products in the Field that incorporate any of the claims in the Cyberkinetics Patent Rights as of the Agreement termination date that are sold by NEUROMetrix (or on behalf of NEUROMetrix) until the later of (A) such time as all Cyberkinetics Patent Rights subject to the license granted in clause (iii) of this Section 13.04(a) shall have expired or (B) ten (10) years after the earlier of (x) the date of first commercial sale of a Collaboration Product in the United States following Regulatory Approval of such Collaboration Product or (y) the termination of this Agreement. The above-referenced [***] royalty shall be reduced by amounts paid by NEUROMetrix, after the effective date of termination of this Agreement, to Third Parties, for access to or use of Patent Rights that are subject, as of the Effective Date, to a license agreement listed on Schedule A attached hereto as of the Effective Date, to the extent such payments exceed [***] of Net Sales of devices or products sold by NEUROMetrix pursuant to the exercise of the license granted in this Section 13.04(a); provided that such reduction shall not be permitted to decrease any single royalty payment hereunder to less than [***] of Net Sales of any such device or product.

(b) For Convenience. In addition to the surviving rights and duties set forth in Section 13.05, Cyberkinetics and NEUROMetrix shall have the following rights and duties upon termination of this Agreement by NEUROMetrix for its convenience pursuant to Section 13.02(b): (i) the Company shall be dissolved; (ii) all Joint Inventions shall be assigned to Cyberkinetics, and Cyberkinetics shall grant to NEUROMetrix a license to such Joint Inventions that is substantially equivalent to the license granted in Section 3.04; (iii) the licenses granted in Article III shall be revoked; provided, however, that Cyberkinetics shall have an option exercisable upon written notice to NEUROMetrix within the 180-day period provided in Section 13.02(b) to obtain from NEUROMetrix the exclusive, worldwide, irrevocable, non-royalty bearing (except as provided below in this Section 13.04(b) and in Section 13.05) right and license, with the right to grant sublicenses, under the NEUROMetrix Patent Rights, NEUROMetrix Technology and the Manufacturing Know-How owned or controlled by NEUROMetrix, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products and other devices or products in the Field; (iv) if Cyberkinetics exercises the option provided in clause (iii) above, any applicable Regulatory Approval (including without limitation those held by a Party other than the Company pursuant to Section 5.03) and clinical data and any trademark and associated goodwill owned by the Company or assigned to the Company by either Cyberkinetics or NEUROMetrix shall be assigned to Cyberkinetics; and (v) if Cyberkinetics exercises the option provided under clause (iii) above, Cyberkinetics shall make royalty payments to NEUROMetrix equal to the royalty payments that would have been payable by Cyberkinetics to NEUROMetrix if Cyberkinetics had terminated this Agreement following a breach of this Agreement by NEUROMetrix and Cyberkinetics had thereafter exercised its option under Section 13.03(a), but such royalty payments shall be payable by Cyberkinetics until the later of (A) such time as all NEUROMetrix Patent Rights subject to the license granted in clause (iii) this Section 13.04(b) shall have expired or (B) fifteen (15) years after the earlier of (x) the date of the first commercial sale of a Collaboration Product in the United States following Regulatory Approval of such Collaboration Product or (y) the termination of this Agreement.

Section 13.05. Cooperation.

(a) Licensor Party. NEUROMetrix and Cyberkinetics each covenant and agree that, if the other Party exercises an option to take a license under Section 13.03 or Section 13.04 above, then NEUROMetrix or Cyberkinetics, as applicable (for purposes of this Section 13.05 only, under such circumstances such Party is a "Licensor Party" and the other Party is the "Licensee Party"), as the Licensor Party, will: (i) provide the Licensee Party with notice and a copy of any agreements between the Licensor Party and any Third Parties pursuant to which Licensor Party has in-licensed or otherwise obtained access to intellectual property rights that are subject to the relevant license granted under Section 13.03 or Section 13.04 (each such Third Party agreement is a "Third Party License"), (ii) not terminate or otherwise allow to lapse the rights of any such Third Party License without the consent of the Licensee Party, which consent shall not be unreasonably withheld, (iii) not breach or fail to cure any breach of any such Third Party License which breach or failure to cure would result in termination of the Third Party License, (iv) take such other measures not prohibited by the Third Party License which measures are reasonably requested by the Licensee Party to enable it to exercise its rights under the relevant license granted under Section 13.03 or Section 13.04 and (v) not take any action without the consent of the Licensee Party, which consent shall not be unreasonably withheld, that would limit or impair or that would reasonably be anticipated to limit or impair, in any material respects, with the Licensee Party's rights under any Third Party License.

(b) Licensee Party. NEUROMetrix and Cyberkinetics each covenant and agree that, when and for so long as it is the Licensee Party, it will: (i) comply with the terms of any applicable Third Party License of which it has notice, including by timely paying all royalties or other amounts that are payable in connection with the exercise of its license; and (ii) not take any action that would limit or impair or that would reasonably be anticipated to limit or impair, in any material respects, with the Licensor Party's retained rights under any Third Party License.

Section 13.06. Survival of Rights and Duties.

 No termination of this Agreement shall eliminate any rights or duties accrued prior to such termination which by their terms extend after the termination, including without limitation the rights and duties of the Parties under Articles X and XII and this Article XIII and Sections 2.02(a), 3.04, 4.03, 5.02(a)(as relates to the right of access and reference to certain clinical data), 9.01(a), 9.01(c), 9.03, 9.05, 11.04, 14.01, 14.04, 14.09, 14.10, and 14.15, all of which shall survive any termination of this Agreement. For the avoidance of any doubt, the Party that continues to develop and market Collaboration Products following a termination pursuant to this Article XIII shall not be obligated to utilize the marketing and sales services, general and administrative services, or manufacturing services, as the case may be, of the other Party pursuant to Article VI or Article VII hereof (and such other Party shall have no obligation to provide such services).

ARTICLE XIV

MISCELLANEOUS

Section 14.01. Cooperation.

 If either Cyberkinetics or NEUROMetrix (the "Assuming Party") shall acquire rights from the other Party (the "Responsible Party") to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products or other devices or products in the Field in accordance with the provisions of Article XIII, the Responsible Party shall promptly provide to the Assuming Party (or any Third Party or Affiliate designated by the Assuming Party) all Technology, Manufacturing Know-How and access to regulatory filings sufficient to allow the Assuming Party to exercise its rights thereunder. The Responsible Party shall further use its reasonable best efforts to provide all assistance required by the Assuming Party with respect to such transfer so as to permit the Assuming Party to begin to exercise such rights as soon as possible to minimize any disruption in the continuity of supply or marketing of Collaboration Products. In addition, if upon the date this Agreement is terminated Collaboration Products are being manufactured in facilities owned or leased by the Responsible Party (including facilities subleased by the Company from the Responsible Party), the Responsible Party agrees to lease such facilities to the Assuming Party on commercially reasonable terms for a period of up to twenty-four (24) months.

Section 14.02. Exchange Controls.

 All payments due hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country where a Collaboration Product is sold, payment shall be made through such lawful means or methods as the Parties may determine.

Section 14.03. Withholding Taxes.

 If applicable laws or regulations require that taxes be withheld from payments made hereunder, the Company will (i) deduct such taxes, (ii) timely pay such taxes to the proper authority, and (iii) send written evidence of payment to the Party from whom such taxes were withheld within sixty (60) days after payment. Each Party will assist the other Parties in claiming tax refunds, deductions or credits at such other Party's request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

Section 14.04. Interest on Late Payments.

 Any payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the London Interbank Offer Rate (LIBOR), plus three (3) percentage points, calculated on the number of days payment is delinquent; provided that, to the extent a Party fails to make any capital contributions to the Company, interest shall become due and payable as set forth in the Company's Operating Agreement (and interest shall not be payable hereunder).

Section 14.05. Force Majeure.

No Party shall be held liable or responsible to any other Party (or to any other person or entity) nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than the obligation to pay money as and when due hereunder) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but not limited to, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other Party; provided that such Party takes reasonable measures to minimize the duration and effect of any such causes of default or breach.

Section 14.06. Assignment.

 This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Parties; provided, however, that either Cyberkinetics or NEUROMetrix: (a) may, without such consent, assign its rights and obligations under this Agreement in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation, and (b) shall assign its rights and obligations under this Agreement to a Third Party (i) in connection with a merger, consolidation or sale of substantially all of such Party's assets to such Third Party and (ii) in connection with a sale by such Party of all or substantially all of the assets owned by such Party that relate to the activities described herein; provided, in both such cases, that such Party's rights and obligations under this Agreement shall be assumed by such Third Party in any such transaction. Any purported assignment in violation of the preceding sentence shall be void.

Section 14.07. Severability.

 Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

Section 14.08. Notices.

 Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

If to Cyberkinetics:

Cyberkinetics Neurotechnology Systems, Inc.
100 Foxborough Boulevard, Suite 240
Foxborough, Massachusetts 02035
Attention: President

with a copy to:

Ice Miller LLP
One American Square Suite 3100
Indianapolis, Indiana 46282
Attention: John R. Thornburgh, Esq

If to NEUROMetrix:

NEUROMetrix, Inc.
62 Fourth Avenue
Waltham, Massachusetts 02451
Attention: President

with a copy to:

Goodwin & Proctor LLP
Exchange Place
Boston, Massachusetts 02019
Attention: H. David Henken, Esq.

If to the Company:

PNIR, LLC
62 Fourth Avenue
Waltham, Massachusetts 02451
Attention: President

with a copy to the other Party not sending such notice.

Section 14.09. Applicable Law; Jurisdiction.

 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any dispute not required to be subject to the dispute resolution processes set forth herein (including Section 8.03 and Section 14.10), shall be filed and litigated exclusively in a state or federal court located in the Commonwealth of Massachusetts, and each Party hereby consents to the exclusive jurisdiction of such courts and waives any defense of personal jurisdiction, improper venue or forum non conveniens.

Section 14.10. Dispute Resolution.

(a) General. Except as otherwise provided in Section 8.03 and Section 14.10(c)(v), any dispute or claim arising out of or relating to this Agreement (or any agreement entered into by the Company with any other Party), or a breach hereof or thereof, shall be resolved in accordance with this Section 14.10. Except with respect to any dispute as to whether a Party properly exercised its rights to terminate this Agreement, during the course of resolving any such dispute, the Parties shall continue to perform their obligations hereunder and under such other agreements (including by making payment of any undisputed portion of any payment obligation that is the subject of a dispute hereunder or thereunder). Notwithstanding the foregoing, the obligation of the Parties to continue to perform hereunder and under such other agreements during the resolution of disputes shall not require a Party to perform obligations (other any undisputed portion of any payment obligation) where such performance is rendered impossible, or would otherwise not maintain or increase the likelihood that the Parties will achieve the purposes and goals of the Program, because of circumstances created by or directly related to the dispute itself.

(b) Good Faith Consultation. In the event of a dispute between the Parties (a "Dispute"), the Parties shall attempt in good faith to settle such Dispute through mutual consultation. If, after such consultation, the Dispute cannot be resolved, the Parties shall wait for not less than sixty (60) days after the Dispute arises and at the end of such period meet for a second consultation. If the Dispute is not resolved after the second consultation, the matter shall be referred to the Chief Executive Officer of Cyberkinetics and the Chief Executive Officer of NEUROMetrix (together, the "Senior Executives") for resolution. The Senior Executives shall diligently attempt to resolve the Dispute, including, if they deem it necessary, meeting directly in order to provide full consideration of the Dispute. If the Senior Executives are unable to resolve the Dispute within sixty (60) additional days after the second consultation then the Dispute shall be referred to arbitration.

(c) Arbitration. Any arbitration hereunder shall be conducted pursuant to the provisions of this Section 14.10. Each such arbitration shall be conducted in the English language by an arbitrator (the "Arbitrator"). The Arbitrator shall be appointed pursuant to the rules of JAMS alternative dispute resolution company ("JAMS") upon delivery of the Notice of Arbitration (as herein defined). Any such arbitration shall be held in Boston, Massachusetts. The Arbitrator shall have the authority to allocate between the Parties the costs of arbitration in such equitable manner as the Arbitrator shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

(i) Whenever a Party (the "Claimant") shall decide to institute arbitration proceedings, it shall give written notice to that effect (the "Notice of Arbitration") to JAMS and to each other Party (the "Respondent"). The Notice of Arbitration shall set forth in detail the nature of the Dispute, the facts upon which the Claimant relies and the issues to be arbitrated (collectively, the "Arbitration Issues"). Within fifteen (15) days of its receipt of the Notice of Arbitration, the Respondent shall send the Claimant and the Arbitrator a written Response (the "Response"). The Response shall set forth in detail the facts upon which the Respondent relies. In addition, the Response shall contain all counterclaims which the Respondent may have against the Claimant, whether or not such claims have previously been identified. If the Response sets forth a counterclaim, the Claimant shall, within fifteen (15) days of the receipt of the Response, deliver to the Respondent and the Arbitrator a Reply, answering such counterclaim and setting forth in detail the facts upon which the Claimant relies.

(ii) Each Party shall have the right to engage in pre-arbitration discovery in the form of requests for production of documents and, if agreed to by the Parties or permitted by the Arbitrator for good cause shown, depositions, subject to any limitation as ordered by the Arbitrator. Each Party will, upon the written request of each other Party, within thirty (30) calendar days of the request, provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing Party may rely in support of or in opposition to any claim or defense. Depositions, if any, shall be held within thirty (30) calendar days of the Arbitrator's order granting such a request or by a date agreed to by the Parties. Each deposition shall be limited to a maximum of three (3) hours duration. Any dispute regarding discovery, or the relevance, scope or deadlines thereof, shall be determined by the Arbitrator, which determination shall be conclusive. All discovery shall be completed within sixty (60) calendar days following the appointment of the Arbitrator.

(iii) The Parties shall agree, or the Arbitrator shall set a date that falls fifteen (15) days after the later of (i) the expiration of the period provided in Section 14.10(b)(i) for the Claimant to deliver a Reply or (ii) the completion of any discovery pursuant to Section 14.10(b)(ii) for: each of the Parties to submit to the Arbitrator a proposed resolution of the Arbitration Issues and a proposed resolution of any counterclaims set forth in the Response, including the amount of monetary damages, if any, or other relief sought. Once all Parties' proposals have been submitted, the Arbitrator shall deliver to each Party a copy of each other Party's proposal.

(iv) A final arbitration hearing shall be held within thirty (30) days of the submission of the proposals. At the final arbitration hearing, presentation of the case shall include: opening statements, testimony of necessary witnesses, stipulated or properly authenticated documents, and closing statements. Each Party may compel existing employees of the opposing Party to testify, and each Party agrees to make such existing employees available for hearing testimony. No documents may be submitted as evidence unless the documents have been provided to the opposing Party in advance of the arbitration. Any Party may demand that a transcript of the hearing be prepared. If such a demand is made, then the Parties shall each pay one-half of the cost of the transcript. Within one (1) month of the final arbitration hearing, the Arbitrator shall issue a written opinion with respect to any Dispute, which opinion shall explicitly accept either Party's proposal in its entirety (the "Final Decision"). The Arbitrator shall not have the authority to reach a Final Decision that is not consistent in all material respects with either Party's proposal. The Arbitrator shall have no authority to issue any other Final Decision, other than an allocation of costs and fees in accordance with Section 14.10(c). In rendering a Final Decision, the Arbitrator shall follow the law of the jurisdiction set forth in Section 14.09, and shall not use equitable or other principles that would permit the Arbitrator to ignore the Agreement or the law. A Final Decision shall be binding on all Parties. Any award of monetary damages by the Arbitrator shall be subject to all limitations set forth in this Agreement.

(d) Business Issue Deadlocks. In the event an issue relating to the conduct of the business of the Program comes before the Steering Committee or the conduct of the business of the Company comes before the Program Management Team, and such business decision is not governed by the terms of this Agreement, but rather is specifically or by omission left to the business judgment of the Steering Committee or the Program Management Team, and the Steering Committee or the Program Management Team, acting in accordance with this Agreement (including the provisions of Section 8.03), is unable to reach a decision on how (or whether) to address or resolve such business issue, then the provisions set forth in Section 14.10(c) shall apply, but the arbitrator shall be an individual with senior management experience at a company that manufactures and sell medical devices in the United States and such arbitrator's decision shall be rendered as follows: at the conclusion of the arbitration hearings, each party shall submit a proposed resolution of the business dispute to the arbitrator that it believes will preserve the benefits of the Collaboration for each of the Parties, insofar as reasonably possible, while preserving or increasing the likelihood that the Company will successfully develop and commercialize a Collaboration Product. The arbitrator shall choose among the proposed resolutions and adopt one as the arbitrator's decision, and shall render that decision as the arbitrator's final determination. The arbitrator shall not have discretion to render any decision other than one submitted by one of the Parties. Notwithstanding the foregoing, to the extent the deadlock to be resolved under this Section 14.10(d) relates to the amount of the budget to be included in the Development Plan or the Commercialization Plan for a coming calendar year, then the amount of the budget for such coming calendar year shall be determined as set forth above, provided that the maximum amount of the budget for such coming calendar year shall be capped at [***] of the budget for the then current calendar year.

Section 14.11. Entire Agreement.

 This Agreement and the Company's Operating Agreement contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

Section 14.12. Headings.

 The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and the several Articles and Sections hereof.

Section 14.13. Interpretation.

 Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and the neuter.

Section 14.14. Independent Contractors.

 It is expressly agreed that Cyberkinetics and NEUROMetrix shall be independent contractors and that, except as limited liability company members of the Company, the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Cyberkinetics nor NEUROMetrix shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other or the Company, without the prior consent of any other Party to do so, or except as expressly set forth herein, for example when NEUROMetrix acts as a sales agent for the Company.

Section 14.15. Agreement Not to Solicit Employees.

 During the term of this Agreement and for a period of [***] years following the termination of this Agreement (the "Restricted Period"), Cyberkinetics and NEUROMetrix agree not to solicit, seek to persuade, or induce any individual who is or was during the Restricted Period an employee of the other Party to discontinue his or her employment with that Party or to employ or engage such person in order to become employed by or associated with any business, enterprise or effort that is associated with its own business. For avoidance of doubt, hiring or engaging the services of an individual in response to an advertisement, or in response to an unsolicited inquiry, shall not be a breach of this Section 14.15.

Section 14.16. Waiver.

 The waiver by any Party hereto of any right hereunder or the failure to perform or of a breach by any other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

Section 14.17. Interpretation.

 Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party hereto as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision

Section 14.18. Counterparts.

 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

By:	/s/ Tim Surgenor
Title: President

NEUROMETRIX, INC.

By:	/s/ Shai Gozani
Title: President

PNIR, LLC

By:	CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC., Member

By:	/s/ Tim Surgenor
Title: President

By: NEUROMETRIX, INC., Member

By:	/s/ Shai Gozani
Title: President

Schedule A

Cyberkinetics Licensors*

[***]

* The term "Cyberkinetics Licensors" includes those entities having at least one agreement designated with an "L" but excludes those entities whose agreement or agreements are all designated with an "O."

Schedule B

Cyberkinetics Patent Rights include the following patents and patent applications if and to the extent the patents and patent applications include claims to an invention or technology relating to or useful in the Field:

Cyberkinetics Licensed Pending and Issued Patents

sorted by origin of technology

[***]

Cyberkinetics Patent Rights include the following patent applications if and to the extent the patent applications include claims to an invention or technology relating to or useful in the Field:

Cyberkinetics Owned Pending Applications (none yet issued as of 2008 01 20)

Note: numerous additional inventions being prioritized and considered for patent filing sorted by Cyberkinetics Docket #

[***]

Schedule C

NEUROMetrix Licensors

[***]

Schedule D

Neurometrix Patent Rights include the following patents and patent applications if and to the extent such patents and patent applications include claims to an invention or technology relating to or useful in the Field:

Issued Patents [Patent Number, Issue Date, Title]

[***]

Filed Patents [Publication Number, File Date, Title]

[***]

Provisional Patents [ Publication Number, File Date, Title]

[***]

Schedule 11.01

Cyberkinetics Exception to Representations and Warranties

[***]

Schedule 11.02

NEUROMetrix Exception to Representations and Warranties

[***]

Schedule E

Joint Press Release

(attached)